Exhibit 2.1

AMENDED AND RESTATED MERGER AGREEMENT

dated

August 16, 2023

by and among

Set Jet, Inc.,

Revelstone Capital Acquisition Corp.,

Revelstone Capital Merger Sub, Inc., and

Thomas P. Smith,

as the Securityholder Representative.

i

TABLE OF CONTENTS CONTINUED

TABLE OF CONTENTS CONTINUED

TABLE OF CONTENTS CONTINUED

Exhibit A	–	Form of Company Support Agreements
Exhibit B	–	Form of Parent Support Agreement
Exhibit C	–	Form of Voting Agreement
Exhibit D	–	Form of Retention Bonus Agreement
Exhibit E	–	Form of Employment Agreement
Exhibit F	–	Form of Lock-up Agreement
Exhibit G	–	Form of Restrictive Covenant Agreement
Exhibit H	–	Form of Certificate of Merger
Exhibit I	–	Form of Articles of Merger
Exhibit J	–	Form of Earnout Escrow Agreement
Exhibit K	–	Form of Third Amended and Restated Certificate of Incorporation
Exhibit L	–	Form of Amended and Restated Bylaws
Exhibit M	–	Form of Equity Incentive Plan

AMENDED AND RESTATED

MERGER AGREEMENT

THIS AMENDED AND RESTATED MERGER AGREEMENT is dated as of August 16, 2023 (this “Agreement”), and entered into by and among Set Jet, Inc., a Nevada corporation (the “Company”), Revelstone Capital Acquisition Corp., a Delaware corporation (“Parent”), Revelstone Capital Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Thomas P. Smith, as the Securityholder Representative.

W I T N E S E T H:

A. The parties entered into that certain Merger Agreement dated as of July 17, 2023 (the “Original Agreement”) and desire to amend and restate the Original Agreement in its entirety with this Agreement.

B. The Company is in the business of providing a membership based private jet charter program and related activities (as conducted or proposed to be conducted by the Company, the “Business”).

C. Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, and Merger Sub is a wholly-owned subsidiary of Parent.

D. Merger Sub will merge with and into the Company (the “Merger”), after which the Company will be the surviving company (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent and Parent shall change its name to “Set Jet, Inc.”

E. Upon or prior to July 17, 2023, and as a condition and an inducement to Parent and Merger Sub to enter into this Agreement, the Company Securityholders whose names are set forth on Schedule D hereto are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit A (each, a “Company Support Agreement”), pursuant to which each such Company Securityholder has agreed to vote in favor of the adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby.

F. Upon or prior to July 17, 2023, and as a condition and an inducement to Parent, Merger Sub and the Company to enter into this Agreement, and the stockholders of Parent whose names are set forth on Schedule E hereto are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit B (each, a “Parent Support Agreement”), pursuant to which each such Parent stockholder has agreed (i) not to transfer or redeem any shares of Parent Common Stock held by such Parent stockholder and (ii) to vote in favor of the adoption and approval of each of the Parent Proposals at the Parent Stockholder Meeting.

G. Upon or prior to July 17, 2023, and as a condition and an inducement to Parent, Merger Sub and the Company to enter into this Agreement, Parent, the Company, and the Company Securityholders and stockholders of Parent whose names are set forth on Schedule F attached hereto are entering into and delivering that certain Voting Agreement in the form attached hereto as Exhibit C (the “Voting Agreement”), pursuant to which such Company Securityholders and certain Parent stockholders agree to vote for the composition of the Board of Directors of Parent and the Company pursuant to the terms thereof and as set forth herein.

H. Upon or prior to July 17, 2023, and as a condition and an inducement to Parent and the Company to enter into this Agreement, the Company Securityholders whose names are set forth on Schedule G hereto are entering into and delivering a Lock-Up Agreement with Parent pursuant to which the Parent Common Stock held by them, including shares of Parent Common Stock issued to them at Closing in connection with the Merger, are subject to restrictions on their sale, transfer or other disposition in accordance with the terms and conditions more fully set forth therein.

I. Prior to the Closing, Parent will enter into a Retention Bonus Agreement with certain executive officers and directors of the Company, substantially in the form attached hereto as Exhibit D (the “Retention Bonus Agreement”) pursuant to which such individuals will be granted restricted stock units covering up to 2,000,000 shares of Parent Common Stock under the EIP, subject to the terms and conditions set forth in the Retention Bonus Agreement.

J. For U.S. federal income tax purposes, the parties hereto intend that the Merger will qualify as a tax-deferred reorganization within the meaning of Section 368(a) of the Code and the Company’s Board of Directors and the Boards of Directors of Parent and Merger Sub have approved this Agreement and intend that it constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).

K. In connection with the transactions contemplated hereby, Parent has entered into certain (i) subscription agreements (collectively, the “Subscription Agreements”) with the applicable investors named therein (collectively, the “PIPE Investors”) pursuant to which the PIPE Investors have committed to make a private investment in public equity in the form of Parent Class A Common Stock (the “PIPE Investment”) on the terms and subject to the conditions set forth therein and (ii) registration rights agreements (collectively, the “PIPE Registration Rights Agreements”) pursuant to which the PIPE Investors will receive certain registration rights for Parent Class A Common Stock received in the PIPE Investment on the terms and subject to the conditions set forth therein.

L. The Boards of Directors of each of the Company, Parent and Merger Sub have (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the Additional Agreements to which they are or will be party, including the Merger, and the performance of their respective obligations hereunder or thereunder, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are advisable and in the best interests of, them and their respective stockholders and (iii) resolved to recommend that their respective stockholders approve the Merger and such other transactions and adopt this Agreement and the Additional Agreements to which they are or will be a party and the performance of such party of their obligations hereunder and thereunder.

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article I
DEFINITIONS

1.1 Definitions. The following terms have the meanings specified or referred to in this Article I:

“Action” means any legal action, litigation, suit, claim, hearing, proceeding or investigation, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

“Additional Agreements” means the Company Support Agreements, the Parent Support Agreements, the Lock-Up Agreements, the Restrictive Covenant Agreements, the Employment Agreements, the Voting Agreement, the Subscription Agreements and the PIPE Registration Rights Agreements.

“Additional Parent SEC Documents” has the meaning set forth in Section 5.14(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Alternative Proposal” has the meaning set forth in Section 6.2(b).

“Alternative Transaction” has the meaning set forth in Section 6.2(a).

“Amended Parent Charter” has the meaning set forth in Section 6.5(e).

“Applicable Taxes” mean such Taxes as defined in Internal Revenue Service Notice 2020-65 (and any corresponding Taxes under state or local tax applicable Law).

“Applicable Wages” mean such wages as defined in Internal Revenue Service Notice 2020-65 (and any corresponding wages under state or local tax applicable Law).

“Articles of Merger” has the meaning set forth in Section 2.2.

“Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2022 (the “Balance Sheet Date”).

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Combination” has the meaning set forth in the Parent’s Letter Agreement dated December 16, 2021.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“CARES Act” means Coronavirus Aid, Relief, and Economic Security Act.

“Cash and Cash Equivalents” means the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Change in Control” means (i) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Interests that represent more than 50% of the total voting power of Parent or (ii) a sale or disposition of all or substantially all of the assets of Parent and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of Parent (or any successor to Parent) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the beneficial owners, respectively, of at least 50% of the Equity Interests of Parent (or any successor to Parent) immediately prior to such transaction (or series of related transactions).

“Closing” has the meaning set forth in Section 2.6.

“Closing Consideration Spreadsheet” means the last Consideration Spreadsheet prepared and delivered by the Company to Parent prior to the Closing in accordance with, and on a basis consistent with, the Form Consideration Spreadsheet.

“Closing Date” has the meaning set forth in Section 2.6.

“Closing Exchange Ratio” means the quotient obtained by dividing (a) the Closing Merger Consideration Shares by (b) the Fully Diluted Company Shares.

“Closing Merger Consideration Shares” means a number of shares of Parent Class A Common Stock equal to the sum of (a) 5,703,000 plus (b) the product, rounded down to the nearest whole share, of (i) the amount, if any, by which the Company’s Debt for Borrowed Money net of the Company’s Cash and Cash Equivalents at Closing is less than $14,970,000 and (ii) 0.10, minus (c) the product, rounded down to the nearest whole share, of (i) the amount, if any, by which the Company’s Debt for Borrowed Money net of the Company’s Cash and Cash Equivalents at Closing is greater than $14,970,000 and (ii) 0.10.

“Closing Per Share Merger Consideration” means with respect to a share of Company Common Stock, a number of shares of Parent Common Stock equal to the Closing Exchange Ratio.

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble.

“Company Articles of Incorporation” means the Articles of Incorporation of the Company filed with the Secretary of State of the State of Nevada on May 17, 2022.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Consent” has the meaning set forth in Section 4.8.

“Company Exclusively Licensed IP” means all Company Licensed IP that is solely and exclusively licensed to the Company.

“Company Financial Statements” has the meaning set forth in Section 4.9(a).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.1 (Corporate Power and Existence), Section 4.2 (Authorization), Section 4.4(a) (Non-Contravention), Section 4.5 (Capitalization), Section 4.7 (No Subsidiaries), and Section 4.26 (Finders’ Fees).

“Company Information Systems” has the meaning set forth in Section 4.18(n).

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property owned by a third Person and licensed to the Company or that the Company otherwise has a right to use.

“Company Option” means each option (whether vested or unvested) to purchase Company Common Stock granted, and that remains outstanding, under the Equity Incentive Plan.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company, in each case, whether exclusively, jointly with another Person or otherwise.

“Company Restricted Stock Units” means the restricted stock units granted pursuant to the Equity Incentive Plan.

“Company Securities” means the Company Common Stock and the Company Options.

“Company Securityholder” means each Person who holds Company Securities.

“Company Stockholders” means, at any given time, the holders of Company Common Stock.

“Company Stockholder Approvals” has the meaning set forth in Section 4.2(b)

“Company Stockholder Written Consent” has the meaning set forth in Section 7.3(a).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 7.3(a).

“Company Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Company Transaction Expenses” means all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, accounting firms or other representatives) of the Company reasonably incurred in connection with the transactions contemplated herein.

“Company Warrant” means each outstanding warrant of the Company to purchase Company Common Stock issued by the Company.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of July 12, 2022, by and between the Company and Parent.

“Consideration Spreadsheet” means, collectively, the Form Consideration Spreadsheet and the Closing Consideration Spreadsheet.

“Contracts” means the Lease and all other contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work, sales and purchase orders and similar instruments, oral or written, to which the Company is a party or by which any of its respective properties or assets is bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings.

“Converted Restricted Stock Unit” has the meaning set forth in Section 3.2(b).

“Converted Stock Option” has the meaning set forth in Section 3.2(a)(i).

“Converted Warrant” has the meaning set forth in Section 3.2(c).

“Converting Notes” means the notes set forth on Schedule 1.1(a).

“Converting Noteholders” means the Persons set forth on Schedule 1.1(b) or any successor in interest with respect to the applicable Converting Note for which such Converting Noteholder is a holder as of July 17, 2023.

“Copyleft Licenses” means all licenses or other Contracts to Software that requires as a condition of use, modification, or distribution of such Software that other Software or technology incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no or minimal charge.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Data Protection Laws” means all applicable Laws in any applicable jurisdiction relating to the Processing, privacy, security, or protection of Personal Information, including the EU General Data Protection Regulation (GDPR) and the California Consumer Privacy Act (CCPA), and all regulations or guidance issued thereunder.

“Debt for Borrowed Money” means with respect to any Person, all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs; provided, however, that under no circumstances does Debt for Borrowed Money include any debt in respect the Pre-Pipe Convertible Note.

“DGCL” has the meaning set forth in Section 2.1.

“Dissenting Shares” has the meaning set forth in Section 3.3.

“Domain Names” has the meaning set forth in the definition of “Intellectual Property.”

“Earnout Period” means the period beginning on the date that is one hundred eighty (180) days after the Closing Date and ending on the date that is the fifth (5th) anniversary of the Closing Date.

“Earnout Recipients” means, with respect to the occurrence of the applicable Earnout Trigger, (a) each holder of record of Company Common Stock as of immediately prior to the Effective Time and (b) each Person who received one or more Converted Stock Options pursuant to Section 3.2(a)(i) below who has exercised a Converted Stock Option for shares of Parent Common Stock prior to the date of the occurrence or deemed occurrence of the applicable Earnout Trigger; provided, however, that for the avoidance of doubt “Earnout Recipients” does not include the Pre-PIPE Convertible Noteholder.

“Earnout Shares” has the meaning set forth in Section 3.6(a).

“Earnout Trigger” has the meaning set forth in Section 3.6(a).

“Effective Time” has the meaning set forth in Section 2.2.

“Employment Agreements” means the Employment Agreement in substantially the same form attached hereto as Exhibit E to be entered into by the Company, on the one hand, and each of Thomas P. Smith, William R. Smith III and James A. Barnes.

“EIP” has the meaning set forth in Section 6.8.

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Equity Incentive Plan” means the Company’s 2022 Stock Incentive Plan, as amended.

“Equity Interest” means, with respect to Parent, Merger Sub or any of their respective Affiliates (including, following the Effective Time, the Company and any Subsidiary thereof), any capital stock of, or other ownership, membership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or give any person any right or entitlement to acquire any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such Person or any of its Affiliates or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b) or (c) (o) of the Code that includes the Company.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Matter” means any one or more of the following: (a) general economic or political conditions; (b) conditions generally affecting the industries in which such Person or its Subsidiaries operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) (i) any changes in applicable Laws (including in connection with the COVID-19 pandemic) or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof, or (ii) in the case of Parent, new pronouncements by the SEC or other U.S. federal regulators with respect to prior accounting rules, including changes to, and the restatement of Parent’s audited financial statements as of and for the fiscal year ended December 31, 2020 or for future periods, as a result of the SEC pronouncement on April 12, 2021 relating to the accounting of warrants (the “SEC Warrant Pronouncement”); (f) the announcement, pendency or completion of the transactions contemplated by this Agreement; (g) any natural or man-made disaster, acts of God or pandemics, including the COVID-19 pandemic, or the worsening thereof; or (h) any failure by a party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise an Excluded Matter may be taken into account in determining whether there has been a Material Adverse Effect); provided that the exclusion set forth in this clause (h) shall not apply with respect to the fraud of either party; provided further that the exclusions provided in the foregoing clauses (a) through (d), clause (e) and clause (g) shall not apply to the extent that Parent and Merger Sub, taken as a whole, on the one hand, or the Company, taken as a whole, on the other hand, is disproportionately affected by any such exclusions or any change, event or development to the extent resulting from any such exclusions relative to all other similarly situated companies that participate in the industry in which they operate.

“Extension Fee” has the meaning set forth in Section 6.9(e).

“Extension Proposal” has the meaning set forth in Section 6.9(a).

“Extension Proxy Statement” has the meaning set forth in Section 6.9(a).

“Foreign Corrupt Practices Act” has the meaning set forth in Section 4.17.

“Form Consideration Spreadsheet” has the meaning set forth in Section 3.5(a).

“Form S-4” has the meaning set forth in Section 6.5(a).

“Fully Diluted Company Shares” means, without duplication, (a) all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (assuming the exercise, conversion or exchange of options, warrants or convertible or exchangeable securities, including Company Restricted Stock Units or Company Warrants, to Company Common Stock other than Company Options), plus (b) the aggregate number of Rollover Option Shares with respect to Company Options; plus (c) all shares of Company Common Stock issuable upon conversion, exercise or exchange of any other securities of the Company convertible into or exchangeable or exercisable for shares of Company Common Stock, expressed, in the case of the foregoing clauses (b) and (c) as a fully-diluted and as converted to Company Common Stock basis. Notwithstanding anything to the contrary, “Fully Diluted Company Shares” shall not include any shares of Company Common Stock issuable upon conversion of the Pre-PIPE Convertible Note nor any shares of Company Common Stock issuable upon conversion of any convertible note not deemed a “Converting Note”.

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“Indebtedness” means with respect to any Person, without duplication, (a) Debt for Borrowed Money of such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practices), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person of the Indebtedness of another Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any unfunded or underfunded liabilities pursuant to any retirement or nonqualified deferred compensation plan or arrangement, and any earned but unpaid compensation (including salary, bonuses and paid time off), other than earned but unpaid compensation outstanding as of the end of the current monthly period, (j) any obligations that the Person has elected to defer pursuant to the CARES Act or as a result of COVID-19, including any deferred rent or deferred Taxes, and any liabilities associated with any loans or other stimulus packages received by the Person under the CARES Act and applicable rules and regulations thereunder, and (k) any agreement to incur any of the same.

“Intellectual Property” means all of the worldwide intellectual property rights and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: discoveries, inventions, ideas, technology, know-how, trade secrets, and source code in any Software, in each case whether or not patentable or copyrightable (including proprietary or confidential information, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, knowledge, results, protocols, models, designs, drawings, specifications, materials, technical data or information, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing) (collectively, “Trade Secrets”); trade names, trademarks, service marks, trade dress, product configurations, other indications of origin, registrations thereof or applications for registration therefor, and all rights arising under common law, together with the goodwill associated with the foregoing (collectively, “Trademarks”); patents, patent applications, utility models, industrial designs, supplementary protection certificates, and certificates of inventions, including all re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, and validations thereof (collectively, “Patents”); works of authorship, Software, copyrights, copyrightable materials, copyright registrations and applications for copyright registration (collectively, “Copyrights”); domain names and URLs (collectively, “Domain Names”), social media accounts, and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto.

“IP Contracts” means, collectively, any and all Contracts to which any member of the Company is a party or by which any of its respective properties or assets is bound, in any case under which the Company (i) is granted a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property of a third Person, (ii) grants a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Intellectual Property owned or purported to be owned by the Company or (iii) has entered into an agreement not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements), in each case other than (A) “shrink wrap” or other licenses for generally commercially available software (including Publicly Available Software) or hosted services, (B) customer, distributor or channel partner Contracts on Company’s standard forms without material change, (C) Contracts with the Company’s employees or contractors on Company’s standard forms, and (D) customary non-disclosure agreements entered into in the ordinary course of business consistent with past practices (subparts (A)-(D) collectively, the “Standard Contracts”).

“IPO” means the initial public offering of Parent pursuant to a prospectus dated December 16, 2021.

“Key Personnel” means the persons whose names are set forth on Schedule 1.1(c) attached hereto.

“Knowledge of the Company” or “to the Company’s Knowledge” means the actual knowledge, after reasonable inquiry, of Thomas P. Smith, William R. Smith III and James A. Barnes.

“Knowledge of Parent” or “to Parent’s Knowledge” means the actual knowledge, after reasonable inquiry, of Morgan Callagy and Daniel Neukomm.

“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in Real Property held by the Company.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which the Company holds any Leased Real Property (along with all amendments, modifications and supplements thereto).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-Up Agreement” means the agreement, in substantially the form attached hereto as Exhibit F, restricting the sale, transfer or other disposition of the shares of Parent Common Stock received by certain of the Company Securityholders at the Closing in connection with the Merger.

“Material Adverse Effect” means any fact, effect, event, development, change, state of facts, condition, circumstance or occurrence (an “Effect”) that, individually or together with one or more other contemporaneous Effect, (i) has or would reasonably be expected to have a materially adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company, on the one hand, or on Parent and Merger Sub, on the other hand, in each case, taken as a whole; or (ii) prevents or materially impairs or would reasonably be expected to prevent or materially impair the ability of the Company Securityholders and the Company, on the one hand, or on Parent and Merger Sub, on the other hand to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include Effects (and solely to the extent of such Effects) resulting from an Excluded Matter.

“Material Contracts” has the meaning set forth in Section 4.15(a).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration Shares” means the Closing Merger Consideration Shares.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 5.10(b).

“Minority Investment” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other entity in which such Person (and/or one or more Subsidiaries of such Person) holds shares or other ownership interests representing (a) fifty percent (50%) or less of the voting power of all outstanding shares or ownership interests of such entity; or (b) the right to receive fifty percent (50%) or less of the net assets of such entity available for distribution to the holders of outstanding shares or ownership interests upon a liquidation or dissolution of such entity.

“Nasdaq” means the Nasdaq Stock Market, LLC.

“Nevada Merger Act” means Chapter 92A of the Nevada Revised Statutes (NRS 92.A.005 et seq.).

“Offer Documents” has the meaning set forth in Section 6.5(a).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Authority.

“Original Agreement” has the meaning set forth in the recitals.

“OSHA” has the meaning set forth in Section 4.20(k).

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws, other than the SEC Statement and the other Offer Documents.

“Outside Closing Date” has the meaning set forth in Section 10.1(a).

“Owned Real Property” means all Real Property owned by the Company.

“Parent” has the meaning set forth in the preamble.

“Parent Board Recommendation” has the meaning set forth in Section 5.13(a).

“Parent Class A Common Stock” means the Class A Common Stock of Parent, par value $0.0001 per share.

“Parent Class B Common Stock” means the Class B Common Stock of Parent, par value $0.0001 per share.

“Parent Common Stock” means, the Parent Class A Common Stock and Parent Class B Common Stock.

“Parent Financial Statements” has the meaning set forth in Section 5.14(c).

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Section 5.1 (Corporate Existence and Power), Section 5.2 (Corporate Authorization), Section 5.8 (Finders’ Fees) and Section 5.10 (Capitalization).

“Parent Parties” has the meaning set forth in Article V.

“Parent Preferred Stock” means the preferred stock of Parent, par value $0.0001 per share.

“Parent Private Warrant” means each warrant issued to the Sponsor in a private placement at the time of the consummation of the IPO, entitling the holder thereof to purchase one share of Parent Class A Common Stock at an exercise price of $11.50 per whole share.

“Parent Proposals” has the meaning set forth in Section 6.5(e).

“Parent Public Warrant” means each warrant issued as part of a Parent Unit.

“Parent Redemption Amount” has the meaning set forth in Section 6.6.

“Parent SEC Documents” has the meaning set forth in Section 5.14(a).

“Parent Stockholder Approval” has the meaning set forth in Section 5.2.

“Parent Stockholder Meeting” has the meaning set forth in Section 6.5(a).

“Parent Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Parent Transaction Expenses” means all fees, costs and expenses (including, but not limited to, fees, costs and expenses of the tail policy and other insurance obtain by Parent pursuant to Section 8.3(d) and of third-party advisors, legal counsel, investment bankers or other representatives) of Parent incurred or payable by Parent or Sponsor in connection with this Agreement and the transactions contemplated herein, including expenses related to those items set forth in Schedule 1.1(d).

“Parent Unit” means each unit of Parent issued in the IPO composed of (a) one share of Parent Class A Common Stock and (b) one-half (1/2) of one Parent Warrant upon the consummation of an initial business combination pursuant to Parent’s organizational or constituent documents and Parent’s public filings with the SEC.

“Parent Warrant” means each Parent Private Warrant and Parent Public Warrant.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Per Share Merger Consideration” means with respect to a share of Company Common Stock, a number of shares of Parent Class A Common Stock equal to the Closing Exchange Ratio.

“Permit” means each license, franchise, permit, order, approval, consent or other similar authorization, including Regulatory Authorizations, required to be obtained and maintained by the Company under applicable Law to carry out or otherwise affecting, or relating in any way to, the Business.

“Permitted Liens” means (a) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business consistent with past practice with respect to any amounts (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established on the Company Financial Statements in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established on the Company Financial Statements in accordance with GAAP, (c) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially impair the value or materially interfere with the present use of the leased Real Property, (d) with respect to any leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (ii) any Lien permitted under any Lease and (iii) any Liens encumbering the real property of which the leased Real Property is a part, (e) zoning, building, entitlement and other land use and Environmental Laws promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, the leased Real Property, (f) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, and (g) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Company.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means (a) any data or information Processed by or on behalf of the Company that, alone or in combination with other data or information relates to an individual natural Person (including any part of such Person’s name, physical address, telephone number, email address, financial account number or credit card number, government issued identifier (including social security number and driver’s license number), user identification number and password, billing and transactional information, medical, health or insurance information, date of birth, educational or employment information, vehicle identification number, IP address, cookie identifier, or any other number or identifier that identifies or relates to an individual natural Person, or such Person’s vehicle, browser or device); or (b) or any other data or information that constitutes personal data, personal health information, protected health information, personally identifiable information, personal information or similar defined term under any Data Protection Law.

“PIPE Proceeds” means an amount equal to the net cash proceeds received or to be received upon the consummation of the PIPE Investment.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, but excluding multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change of control, or similar payment), consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company, or under which the Company has any current or potential liability.

“Pre-PIPE Convertible Note” means that certain convertible promissory note set forth on Schedule 1.1(e).

“Pre-PIPE Conversion Shares” has the meaning set forth in Section 3.2(d)(ii).

“Pre-PIPE Conversion Warrant” has the meaning set forth in Section 3.2(d)(ii).

“Pre-PIPE Convertible Noteholder” means the Person set forth on Schedule 1.1(f) or any successor holder to the Pre-PIPE Convertible Note.

“Process,” “Processed” or “Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, or otherwise making available, alignment or combination, restriction, erasure, or destruction.

“Prospectus” has the meaning set forth in the recitals.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Publicly Available Software” means each of any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, “copyleft,” open source software (e.g. Linux), or under similar licensing and distribution models, including but not limited to any of the following: (A) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Source License (SISL) and (G) the Apache Server License, including for the avoidance of doubt all Software licensed under a Copyleft License.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Registered Exclusively Licensed IP” means all Company Exclusively Licensed IP that is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registered IP” means collectively, all Registered Owned IP and Registered Exclusively Licensed IP.

“Registered Owned IP” means all Intellectual Property constituting Company Owned IP or filed in the name of the Company, and in each instance is the subject of a registration or an application for registration, including issued patents and patent applications.

“Representatives” means a party’s officers, directors, Affiliates, managers, consultant, employees, representatives and agents.

“Restrictive Covenant Agreement” means the Restrictive Covenant Agreements in substantially the form attached hereto as Exhibit G to be entered into by the Company and each of Thomas P. Smith, William R. Smith III and James A. Barnes.

“Rollover Option Shares” means the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Options (whether Vested Company Options or Unvested Company Options).

“S-4 Effective Date” has the meaning set forth in Section 6.5(c).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SBA” means the Small Business Administration.

“SEC” means the Securities and Exchange Commission.

“SEC Statement” means the Form S-4, including the Proxy Statement, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Securities Act” means the Securities Act of 1933.

“Securityholder Representative” has the meaning set forth in the preamble.

“Securityholder Representative Authorized” has the meaning set forth in Section 11.18.

“Software” means computer software, programs, and databases (including development tools, library functions, and compilers) in any form, including in or as Internet Web sites, web content, links, source code, object code, operating systems, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, together with all versions, updates, corrections, enhancements and modifications thereof, and all related specifications, documentation, developer notes, comments, and annotations.

“Sponsor” means Revelstone Capital LLC, a Delaware limited liability company.

“Standard Contracts” has the meaning set forth in the definition of IP Contracts.

“Subsidiary” means, with respect to any Person, each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company and other tangible property.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Tax(es)” means any U.S. federal, state or local or non-U.S. tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Trading Day” means (a) for so long as the Parent Common Stock is listed or admitted for trading on Nasdaq or any other national securities exchange, days on which such securities exchange is open for business; (b) when and if the Parent Common Stock is quoted on Nasdaq or any similar system of automated dissemination of quotations of securities prices, days on which trades may be made on such system; or (c) if the Parent Common Stock is not listed or admitted to trading on any national securities exchange or quoted on Nasdaq or similar system, days on which the Common Stock is traded regular way in the over-the- counter market and for which a closing bid and a closing asked price for the Common Stock are available.

“Transaction Litigation” has the meaning set forth in Section 8.1(c).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to Sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed, temporary, or final Treasury Regulations.

“Trust Account” has the meaning set forth in Section 5.12.

“Trust Agreement” has the meaning set forth in Section 5.12.

“Trust Fund” has the meaning set forth in Section 5.12.

“Trustee” has the meaning set forth in Section 5.12.

“Unaudited Financial Statements” has the meaning set forth in Section 4.9(a).

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Unvested Company Option” means each Company Option outstanding immediately prior to the Effective Time that is not a Vested Company Option.

“Vested Company Option” means each Company Option outstanding immediately prior to the Effective Time that is vested in accordance with its terms as of immediately prior to the Effective Time or will vest solely as a result of the consummation of the Merger.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as reasonably determined in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

1.2 Construction.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Additional Agreement to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(e) Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. Nothing in the disclosure schedules constitutes an admission of any liability or obligation of the disclosing party to any third party or an admission to any third party, including any Authority, against the interest of the disclosing party, including any possible breach of violation of any Contract or Law. Summaries of any written document in the disclosure schedules do not purport to be complete and are qualified in their entirety by the written document itself.

(f) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(g) To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, such Contract, document, certificate or instrument shall be deemed to have been given, delivered, provided and made available to Parent or its Representatives, if such Contract, document, certificate or instrument shall have been posted not later than two (2) Business Days prior to the date of this Agreement to the electronic data site maintained on behalf of the Company for the benefit of the Parent and its Representatives and the Parent and its Representatives have been given access to the electronic folders containing such information.

Article II
MERGER

2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Nevada Merger Act, at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation, which shall remain a Nevada corporation, and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent, which shall change its name to “Set Jet, Inc.”

2.2 Merger Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall file (a) with the Secretary of State of the State of Delaware the certificate of merger in substantially the form attached hereto as Exhibit H, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) and (b) with the Secretary of State of the State of Nevada the articles of merger in substantially the form attached hereto as Exhibit I, executed in accordance with the relevant provisions of the Nevada Merger Act (the “Articles of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger and Articles of Merger or at such later time as is agreed to by the parties and specified in the Certificate of Merger and Articles of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, the Articles of Merger and the applicable provisions of the DGCL and the Nevada Merger Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 U.S. Tax Treatment. For U.S. federal income tax purposes, the Merger is intended to constitute a tax-deferred “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g), (ii) agree to file and retain such information as shall be required under Treasury Regulations Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, but subject to the covenants in Section 8.5(a), the parties acknowledge and agree that, other than the representations set forth in Sections 4.24(e) and 5.20(e) hereof, no party is making any representation or warranty as to the qualification of the Merger as a tax-deferred reorganization under Section 368(a) of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each such party (A) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (B) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a tax-deferred reorganization under Section 368(a) of the Code.

2.5 Articles of Incorporation; Bylaws.

(a) The Company Articles of Incorporation as in effect immediately prior to the Effective Time shall, in accordance with the terms thereof and the Nevada Merger Act, be amended and restated in its entirety as set forth in the exhibit to the Certificate of Merger and Articles of Merger, and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the Nevada Merger Act.

(b) The Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in its entirety as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation and applicable Law.

2.6 Closing. Unless this Agreement is earlier terminated in accordance with Article X, the parties shall effect the closing of the Merger (the “Closing”) at 10:00 a.m. New York time, on the second (2nd) Business Day after the satisfaction or duly provided waiver (to the extent permitted by applicable law) of the conditions set forth in Article IX or at such other time, date and location as Parent and Company agree in writing. The parties may affect the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.7 Directors and Officers of Surviving Corporation.

(a) At the Effective Time, the initial directors of the Surviving Corporation shall consist of the same persons serving on the Company’s Board of Directors as of immediately prior to the Effective Time, other than those directors who have resigned as contemplated by Section 9.2(k), in accordance with Section 2.8.

(b) At the Effective Time, the officers of the Company shall become the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

2.8 Directors of Parent. At the Effective Time, Parent’s Board of Directors will consist of up to six (6) directors. Upon and after the Closing Date, the Parent’s board of directors shall consist of up to six (6) directors, a majority of whom shall be independent directors under Nasdaq rules requiring a majority of directors to be independent, with one (1) of such independent directors to be designated by Sponsor prior to Closing who is approved by the Company, which such consent will not be unreasonably withheld. The remainder of the directors, both independent and not independent, shall be designated by the Company prior to the Closing.

2.9 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.10 No Further Ownership Rights in Company Common Stock. All Merger Consideration Shares issued or issuable in exchange for shares of Company Common Stock hereunder, or upon the exercise of the appraisal rights described in Section 3.3, shall be deemed to have been issued or issuable in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers of Company Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Company Common Stock (each, a “Company Stock Certificate”) are presented to the Surviving Corporation, subject to the terms and conditions set forth herein, they shall be cancelled and exchanged for the Merger Consideration Shares provided for, and in accordance with the procedures set forth, in Article III.

Article III
EFFECT OF THE MERGER

3.1 Effect of the Merger on Company Common Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of any of them:

(a) Cancellation of Certain Shares of Company Common Stock. Each share of Company Common Stock, if any, that is owned by Parent or Merger Sub (or any other Subsidiary of Parent) or the Company (or any of its Subsidiaries) (as treasury stock or otherwise), will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Shares of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Common Stock cancelled pursuant to Section 3.1(a) and any Dissenting Shares, and including such shares of Company Common Stock that are issued to the Converting Noteholders pursuant to Section 3.2(d)(i)) shall, in accordance with the Company Articles of Incorporation and subject to this Agreement, be exchanged for and otherwise converted into the right to receive the applicable Closing Per Share Merger Consideration.

(c) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

3.2 Treatment of Company Options. Company Restricted Stock and Company Warrants.

(a) Treatment of Company Options.

(i) Prior to the Closing, the Company’s Board of Directors (or, if appropriate, any committee thereof administering the Equity Incentive Plan) shall adopt such resolutions or take such other actions as may be required to adjust the terms of all Vested Company Options and Unvested Company Options as necessary to provide that, at the Effective Time, each Company Option shall be converted into an option (a “Converted Stock Option”) to acquire, subject to substantially the same terms and conditions as were applicable under such Company Option, the number of shares of Parent Class A Common Stock (rounded up to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time by the Closing Exchange Ratio, at an exercise price per share of Parent Class A Common Stock (rounded down to the nearest whole cent) equal to (x) the exercise price per share of Company Common Stock of such Company Option divided by (y) the Closing Exchange Ratio, in each case as set forth in the Closing Consideration Spreadsheet.

(ii) Parent shall at all times reserve the net shares of Parent Class A Common Stock issuable in the aggregate upon exercise of all Converted Stock Options then outstanding, and such shares shall not be delivered to, or constitute part of, the Exchange Fund established pursuant to Section 3.4(a). Annually, and on the applicable anniversary of the Closing Date, Parent shall issue to the Company Stockholders as of immediately prior to the Effective Time, on a pro rata basis as set forth in the Closing Consideration Spreadsheet, a number of shares of Parent Class A Common Stock (rounded up to the nearest whole share) equal to the shares of Parent Class A Common Stock that would have otherwise been issuable pursuant to any unexercised Converted Stock Options that expired or were otherwise forfeited during the preceding year. Parent shall continue to reserve and distribute shares of Parent Class A Common Stock as set forth in this Section 3.2(a)(ii) until the anniversary of the Closing Date on which there are no outstanding and unexercised Converted Stock Options.

(iii) At the Effective Time, Parent shall assume all obligations of the Company under the Equity Incentive Plan, each outstanding Converted Stock Option and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Converted Stock Options appropriate notices setting forth such holders’ rights, and the agreements evidencing the grants of such Converted Stock Option shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 3.2 after giving effect to the Merger).

(b) Treatment of Company Restricted Stock Units. Prior to the Closing, the Company’s Board of Directors (or, if appropriate, any committee thereof administering the Equity Incentive Plan) shall adopt such resolutions or take such other actions as may be required to adjust the terms of all vested and unvested Company Restricted Stock Units as necessary to provide that, at the Effective Time, each Company Restricted Stock Unit shall be converted into a restricted stock unit (a “Converted Restricted Stock Unit”) to acquire, subject to substantially the same terms and conditions as were applicable under such Company Restricted Stock Unit, the number of shares of Parent Class A Common Stock (rounded up to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Company Restricted Stock Unit as of immediately prior to the Effective Time by the Closing Exchange Ratio, in each case as set forth in the Consideration Spreadsheet.

(c) Treatment of Company Warrants. Prior to the Closing, the Board of Directors of the Company shall adopt such resolutions or take such other actions as may be required to adjust the terms of all Company Warrants as necessary to provide that, at the Effective Time, each Company Warrant issued and outstanding immediately prior to the Effective Time shall be converted into a warrant to purchase, subject to substantially the same terms and conditions as were applicable under such Company Warrant, the number of shares of Parent Class A Common Stock (rounded up to the nearest whole share), determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time, by (ii) the Closing Exchange Ratio, at an exercise price per share of Parent Class A Common Stock (rounded down to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock of such Company Warrant divided by (B) the Exchange Ratio (a “Converted Warrant”). At the Effective Time, the Parent shall assume all obligations of the Company with respect to any Converted Warrants.

(d) Treatment of Convertible Notes.

(i) Immediately prior to the Effective Time, without any action on the part of the Converting Noteholder, each Converting Note that is then held and remains outstanding immediately prior to the Effective Time shall be cancelled and converted into shares of Company Common Stock, and such applicable shares of Company Common Stock shall be issued to the applicable Converting Noteholder.

(ii) At the Effective Time, by virtue of the Merger and without any action on the part of the Pre-PIPE Convertible Noteholder, the Pre-PIPE Convertible Note, if then held and remains outstanding, shall be cancelled and converted into the right to receive 800,000 shares of Parent Class A Common Stock (the “Pre-PIPE Conversion Shares”) and a ten-year warrant to purchase 400,000 shares of Parent Class A Common Stock with an exercise price of $12.50 per share (the “Pre-Pipe Conversion Warrant”). For the avoidance of doubt, at no time will, either prior to, on or after the Effective Time, the Pre-PIPE Convertible Note convert into Company Common Stock.

3.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 4.1, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock cancelled in accordance with Section 3.1(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised and perfected appraisal rights of such Company Shares in accordance with Sections 92A.300 through 92A.500, inclusive, of the Nevada Merger Act (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the Nevada Merger Act with respect to such shares) shall not be converted into a right to receive a portion of the Merger Consideration Shares, but instead shall be entitled to only such rights as are granted by Sections 92A.300 through 92A.500, inclusive, of the Nevada Merger Act; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Sections 92A.300 through 92A.500 of the Nevada Merger Act, inclusive, of the Nevada Merger Act or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Sections 92A.300 through 92A.500, inclusive, of the Nevada Merger Act, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration Shares to which such holder is entitled pursuant to the applicable subsections of Section 3.1, without interest thereon upon surrender of the Company Stock Certificate or Company Stock Certificates representing such Dissenting Shares in accordance with Section 3.3. The Company shall promptly provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the Nevada Merger Act that relates to such demand, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands.

3.4 Surrender and Payment.

(a) Exchange Fund. On the Closing Date, Parent shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) (i) for the benefit of the Company Stockholders, for exchange in accordance with this Article III, the Closing Merger Consideration Shares (such shares of Parent Class A Common Stock, the “Exchange Fund”). Parent shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the applicable portion of the Closing Merger Consideration Shares out of the Exchange Fund in accordance with the Closing Consideration Spreadsheet and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

(b) Exchange Procedures.

(i) As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), Parent shall cause the Exchange Agent to deliver to each Company Stockholder, as of immediately prior to the Effective Time, represented by certificate or book-entry, a letter of transmittal and instructions for use in exchanging such Company Stockholder’s shares of Company Common Stock for such Company Stockholder’s applicable portion of the Closing Merger Consideration Shares from the Exchange Fund upon and following the Effective Time, and, with respect to each Company Stockholder not already a party to the Lock-up Agreement, which shall include restrictions on such Company Stockholder’s sale, transfer or other disposition of such Company Stockholder’s applicable portion of the Merger Consideration Shares substantially the same as set forth in the Lock-up Agreement and be in form and contain other provisions which Parent may specify and which are reasonably acceptable to the Company (a “Letter of Transmittal”), and promptly following the later of the receipt of a Company Stockholder’s properly completed and executed Letter of Transmittal and the Effective Time, deliver such Company Stockholder’s applicable portion of the Closing Merger Consideration Shares to such Company Stockholder. For the purpose of clarification, the portion of the Closing Merger Consideration Shares payable to each Company Stockholder following such Person’s delivery of a properly completed and executed Letter of Transmittal shall consist of such Company Stockholder’s applicable portion of the Exchange Fund as set forth in the Closing Consideration Spreadsheet with respect to such Company Stockholder.

(ii) As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), if the Pre-PIPE Convertible Note converted into a right to receive the Pre-PIPE Conversion Shares and the Pre-Pipe Conversion Warrant pursuant to Section 3.2(d)(ii), Parent shall cause the Exchange Agent to deliver to the Pre-PIPE Convertible Noteholder, represented by certificate or book-entry, a letter of transmittal and instructions for use in exchanging the Pre-PIPE Convertible Note for the Pre-PIPE Convertible Noteholder’s Pre-PIPE Conversion from the Exchange Fund upon and following the Effective Time and be in form and contain other provisions which Parent may specify and which are reasonably acceptable to the Company (a “Pre-PIPE Noteholder Letter of Transmittal”), and promptly following the later of the receipt of the Pre-PIPE Noteholder’s properly completed and executed Pre-PIPE Noteholder Letter of Transmittal and the Effective Time, deliver the Pre-PIPE Conversion Shares and the Pre-PIPE Conversion Warrants to the Pre-PIPE Convertible Noteholder.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Closing Merger Consideration Shares that remains undistributed to the Company Stockholders for two (2) years after the Effective Time shall be delivered to Parent, upon demand, and any Company Stockholders who have not theretofore complied with this Section 3.4 shall thereafter look only to Parent for their portion of the Closing Merger Consideration Shares. Any portion of the Exchange Fund remaining unclaimed by Company Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

3.5 Consideration Spreadsheet.

(a) At least five (5) Business Days prior to the Closing, the Company shall deliver to Parent a spreadsheet (the “Form Consideration Spreadsheet”), prepared by the Company in good faith and setting forth the following, in each case, as of immediately prior to the Effective Time, based, when relevant, on assumptions reasonably acceptable to Parent which are described in detail in the Consideration Spreadsheet:

(i) the name and address of record of each Company Stockholder and the number and class, type or series of shares of Company Common Stock held by each;

(ii) the names of record of each holder of Company Warrants and the number of shares of Company Common Stock subject to each Company Warrant held by it;

(iii) the names of record of each holder of Vested Company Options, and the exercise price, number of shares of Company Common Stock subject to each Vested Company Option held by it;

(iv) the names of record of each holder of Unvested Company Options, and the exercise price, number of shares of Company Common Stock subject to each such Unvested Company Option held by it and vesting arrangements with respect to each such Unvested Company Option (including the vesting schedule, vesting commencement date, date fully vested);

(v) the names of record of each holder of Company Restricted Stock Units, and the number of shares of Company Common Stock subject to each such Company Restricted Stock Unit held by it and vesting arrangements with respect to each such Company Restricted Stock Unit (including the vesting schedule, vesting commencement date, date fully vested);

(vi) the name and address of record of the Pre-PIPE Convertible Noteholder;

(vii) the number of Fully Diluted Company Shares;

(viii) the aggregate number of Rollover Option Shares;

(ix) detailed calculations of each of the following (in each case, determined without regard to withholding):

(A) the amount of the Company’s Indebtedness as of immediately prior to Closing;

(B) the Closing Merger Consideration Shares;

(C) the Closing Per Share Merger Consideration payable to each named Company Stockholder for each share of Company Common Stock held by such Company Stockholder and the aggregate portion of the Merger Consideration Shares payable to such Company Stockholder;

(D) to the extent applicable, the pro rata portion of any shares of Parent Class A Common Stock payable to each named Company Stockholder in connection with expired or forfeited Converted Stock Options, as provided in Section 3.2(a)(ii);

(E) the Closing Exchange Ratio;

(F) for each Converted Stock Option, the exercise price therefor and the number of shares of Parent Class A Common Stock subject to such Converted Stock Option and whether such Converted Stock Option constitutes a Vested Company Option or Unvested Company Option

(G) for each Converted Restricted Stock Unit, the number of shares of Parent Class A Common Stock subject to such Converted Restricted Stock Unit and whether such Converted Restricted Stock Unit constitutes a vested Restricted Stock Unit or unvested Restricted Stock Unit;

(H) for each Company Warrant, the exercise price therefor and the number of shares of Parent Common Stock subject to such Company Warrant; and

(I) the aggregate number of shares of Parent Class A Common Stock issuable upon exercise of all the Converted Stock Options.

(x) any explanatory or supporting information, including calculations, as Parent may reasonably request.

(b) The Consideration Spreadsheet delivered hereunder shall be true complete and correct and shall contain the same information described in this Section 3.5, subject to Parent’s rights pursuant to Section 3.4(c).

(c) The contents of the Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by Parent and shall comport with the provisions of this Agreement, but the Company shall, in all events, remain solely responsible for the contents of the Consideration Spreadsheet. Under no circumstances shall Parent or Merger Sub be responsible for the calculations or the determinations regarding such calculations in the Consideration Spreadsheet and the parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under Article IV.

(d) Nothing contained in this Section 3.5 or in the Consideration Spreadsheet shall be construed or deemed to: (i) modify the Company’s obligations pursuant to Section 6.1(a)(xx) to obtain Parent’s prior consent to the issuance of any securities; or (ii) alter or amend the definition of Closing Merger Consideration Shares or Closing Exchange Ratio.

3.6 Earnout.

(a) The Earnout Recipients have the right to receive up to an aggregate of 4,500,000 additional shares of Parent Class A Common Stock (the “Earnout Shares”) as follows:

(i) 3,500,000 Earnout Shares if the VWAP of Parent’s Common Stock is above $12.50 for any twenty (20) out of thirty (30) consecutive Trading Days during the Earnout Period (the “12.50 Earnout Trigger”), and

(ii) 1,000,000 Earnout Shares if the VWAP of Parent’s Common Stock is above $15.00 for any twenty (20) out of thirty (30) consecutive Trading Days during the Earnout Period (together with the $12.50 Earnout Trigger, the “Earnout Triggers” and each an “Earnout Trigger”).

(b) The Earnout Shares (i) shall be issued to the recipients thereof free and clear of all Liens other than applicable federal and state securities restrictions and restrictions set forth in the Earnout Escrow Agreement, (ii) shall be deposited in escrow at Closing pursuant to an escrow agreement substantially in the form attached hereto as Exhibit J (the “Earnout Escrow Agreement”), and (iii) shall be released from escrow to the extent they are earned as a result of the occurrence of the applicable Earnout Trigger or, to the extent not earned as a result of the occurrence of the applicable Earnout Trigger, shall thereupon be returned to Parent, in either case pursuant to the Earnout Escrow Agreement. The Earnout Shares, if earned, shall be distributed to the Earnout Recipients in accordance with the principles set forth in the Consideration Spreadsheet.

(c) If, at any time after the Closing and prior to or on the fifth (5th) anniversary of the Closing Date, there occurs any transaction resulting in a Change in Control, then the Earnout Triggers set forth in Sections 3.6(a)(i) - (ii) shall be deemed to have occurred provided, however, that, the Earnout Shares shall be released to the recipients thereof as of immediately prior to the Change in Control, and the recipients of such Earnout Shares shall be eligible to participate in such Change in Control transaction with respect to such Earnout Shares.

(d) During the Earnout Period, Parent shall use commercially reasonable efforts to remain listed as a public company on, and for the Parent Class A Common Stock to be tradable over, Nasdaq; provided, however, that the foregoing shall not limit Parent from consummating a Change in Control or entering into a Contract that contemplates a Change in Control. Upon the consummation of any Change in Control during the Earnout Period, Parent shall have no further obligations pursuant to this Section 3.6(d).

(e) Except with respect to any amounts treated as imputed interest under Section 483 of the Code, any issuance of shares of Earnout Shares pursuant to this Section 3.6 shall be treated as an adjustment to the merger consideration by the parties for Tax purposes, unless otherwise required by a change in applicable Tax Law. To the extent any Earnout Shares hereunder are required to be treated as contingent interest pursuant to Treasury Regulations Section 1.483-4(b), example (2), or other applicable Law, then the Earnout Shares so issued shall be represented by separate share certificates to the extent they represent contingent interest versus the principal component under such Regulations or other applicable Law. Any Earnout Share that is issued pursuant to this Section 3.6 will be treated as eligible for non-recognition treatment under Section 354 of the Code (and will not be treated as “other property” within the meaning of Section 356 of the Code).

(f) For the avoidance of doubt, the Pre-PIPE Convertible Noteholder is not an Earnout Recipient and has no right to earn, and no rights to, any of the Earnout Shares.

3.7 Adjustment. The Merger Consideration Shares and the Closing Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Class A Common Stock occurring prior to the date the Merger Consideration Shares are issued or such Merger Consideration Shares which are released from escrow pursuant to this Agreement.

3.8 No Fractional Shares. No fractional shares of Parent Class A Common Stock, or certificates or scrip representing fractional shares of Parent Class A Common Stock, will be issued upon the conversion of the Company Common Stock pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. After aggregating all shares of Company Common Stock represented by all Company Stock Certificates and book-entry shares delivered by a holder thereof, any fractional share of Parent Class A Common Stock will be rounded up or down to the nearest whole number of shares of Parent Class A Common Stock.

3.9 Withholding. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Parent and the Surviving Corporation shall provide notice of any withholding that either intends to make (or cause to be made) in connection with consideration payable or otherwise deliverable pursuant to this Agreement (other than any withholding required in connection with amounts properly treated as compensation for applicable Tax purposes) at least five (5) days prior to the date of the relevant payment and shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

3.10 Lost or Destroyed Certificates. Notwithstanding the foregoing, if any Company Stock Certificate shall have been lost, stolen or destroyed, then upon making of a customary affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed in a form reasonably acceptable to Parent, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Company Stock Certificate, the portion of the Merger Consideration Shares to be paid in respect of the shares of Company Common Stock formerly represented by such Company Stock Certificate as contemplated under this Article III.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Parent prior to the execution of this Agreement with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure schedule relates (which qualify (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company hereby represents and warrants to Parent as follows:

4.1 Corporate Existence and Power. The Company is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of its jurisdiction of its incorporation or formation, as the case may be. The Company has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business as currently conducted. The Company is a duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company. The Company has offices located only at the addresses set forth on Schedule 4.1. The Company has made available to Parent, prior to July 17, 2023, complete and accurate copies of the Company Articles of Incorporation and the Company’s Bylaws, and the comparable organizational or constitutive documents of each of its Subsidiaries, in each case as amended to July 17, 2023. The Company Articles of Incorporation, the Company’s Bylaws and the comparable organizational or constitutive documents of the Company’s Subsidiaries so delivered are in full force and effect. The Company is not in violation of the Company Articles of Incorporation or Company’s Bylaws and each of its Subsidiaries is not in violation of its respective comparable organizational or constitutive documents.

4.2 Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Company Stockholder Approval. The execution and delivery by the Company of this Agreement and the Additional Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Company Stockholder Approval) or the Additional Agreements. This Agreement and the Additional Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement and the Additional Agreements to which the Company is a party constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of the Company, the Board of Directors of the Company has (i) approved the execution, delivery and performance by the Company of this Agreement, the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Additional Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and in the best interests of the Company and the Company Stockholders; and (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement. The affirmative vote or written consent of (x) Persons holding a majority of the voting power of the shares of Company Common Stock entitled to vote thereon to adopt this Agreement, and (y) Persons holding a majority of the voting power of the shares of Company Common Stock entitled to vote thereon to adopt this Agreement excluding any shares held by a party to any Retention Bonus Agreement (together, the “Company Stockholder Approvals”) are the only votes or consents of any of the holders of Company Common Stock or any other class or series of capital stock of the Company that is necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby (including the EIP and the PIPE Investment).

4.3 Governmental Authorization. None of the execution, delivery or performance, by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party, or the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (b) the filing of the Articles of Merger with the Secretary of State of the State of Nevada pursuant to the Nevada Merger Act.

4.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby and thereby does or will (a) contravene or conflict with the Company Articles of Incorporation or the Company’s Bylaws, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company or to any of its respective properties, rights or assets, (c) except for the Contracts listed on Schedule 4.8 requiring Company Consents (but only as to the need to obtain such Company Consents), (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or to a loss of any material benefit to which the Company is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or any of their respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the Company Articles of Incorporation or Bylaws of the Company, except for such consent, approval or waiver which shall be obtained (and a copy provided to Parent) prior to the Closing.

4.5 Capitalization.

(a) As of July 17, 2023, the authorized capital stock of the Company consisted of 40,000,000 shares of common stock, par value of $0.0001 per share, of which 23,436,667 shares are issued and outstanding as of July 17, 2023. As of July 17, 2023, there were (a) 5,000,000 shares of Company Common Stock reserved for issuance under the Equity Incentive Plan, of which (i) zero (0) shares have been issued pursuant to the exercise of outstanding options, (ii) 1,528,500 shares of Company Common Stock are reserved for issuance pursuant to outstanding unexercised Company Options and (iii) 478,850 shares are reserved for issuance pursuant to outstanding Company Restricted Stock Units. As of July 17, 2023, no other shares of capital stock or other voting securities of the Company were authorized or reserved for issuance or, other than issuances of Company Common Stock after July 17, 2023, in connection with exercises of Company Options and Company Restricted Stock Units outstanding as of July 17, 2023, or as set forth on Schedule 4.5(a), issued or outstanding. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Laws (including any applicable securities laws) and in compliance with the Company Articles of Incorporation and the Company’s Bylaws. No shares of Company Common Stock are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the Nevada Revised Statutes, the DGCL, the Company Articles of Incorporation or any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound). As of July 17, 2023, all outstanding shares of Company Common Stock were owned of record by the Persons set forth on Schedule 4.5(a) in the amounts set forth opposite their respective names. Schedule 4.5(a) contains a complete and correct list of each Company Option or Company Restricted Stock Unit outstanding as of July 17, 2023, the holder thereof, the number of shares of Company Common Stock issuable thereunder or otherwise subject thereto, the grant date thereof and the exercise price (as applicable to Company Options) and expiration date thereof.

(b) Except for the Company Options, Company Restricted Stock Units and as set forth on Schedule 4.5(b), as of July 17, 2023, there were no (i) outstanding warrants, options, agreements, convertible securities, performance units, restricted stock units, restricted stock, stock appreciation rights or any other derivative equity securities or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares of Company Common Stock or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding capital stock of the Company or any securities convertible into or exchangeable for any shares of capital stock of the Company or rights of any Persons to trigger any such obligation, (iii) treasury shares of capital stock of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company (including pursuant to any provision of Law, the Company Articles of Incorporation or any Contract to which the Company is a party), or (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement or restriction) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable). There are no issued, outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(c) Each Company Option and each Company Restricted Stock Unit (i) was granted in compliance in all material respects with (A) all applicable Laws (including any applicable securities Laws) and (B) all of the terms and conditions of the Equity Incentive Plans pursuant to which it was issued, (ii) in the case of a Company Option has an exercise price per share of Company Common Stock equal to or greater than the fair market value of such share at the close of business on the date of such grant, and (iii) has a grant date identical to the date on which the Board of Directors of the Company or compensation committee actually awarded such Company Option or Company Restricted Stock Unit.

4.6 Corporate Records. All proceedings occurring since January 1, 2017, of the Board of Directors of the Company or the governing Persons or body of any Person acquired by the Company, including all committees thereof, and of the Company Stockholders and the equity holders of any Person acquired by the Company, and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company and made available to Parent. The stockholder ledger of the Company is true, correct and complete.

4.7 No Subsidiaries. The Company does not own, directly or indirectly, as of July 17, 2023, and had never owned, directly or indirectly, (a) any capital stock of, or other voting securities or other equity or voting interests in, any Person or (b) any other interest or participation that confers on the Company or any Subsidiary of the Company the right to receive (i) a share of the profits and losses of, or distributions of assets of, any other Person or (ii) any economic benefit or right similar to, or derived from, the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, any other Person.

4.8 Consents. The Contracts listed on Schedule 4.8 are the only Contracts requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any Additional Agreement to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.9 Financial Statements.

(a) The Company has delivered to Parent (a) the audited consolidated balance sheets of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, for the fiscal years ended December 31, 2022 and December 31, 2021, including the notes thereto (collectively, the “Annual Financial Statements”), and (b) the unaudited balance sheet of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, for the three-month period ended March 31, 2023 (collectively, the “Unaudited Financial Statements” and, together with the Annual Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in conformity with U.S. GAAP applied on a consistent basis and in accordance with the requirements of the Public Company Accounting Oversight Board for public companies. The Company Financial Statements fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein subject, in the case of the Unaudited Financial Statements, to normal audit adjustments and the absence of notes thereto. The Company Financial Statements were prepared from the Books and Records of the Company in all material respects. Since the Balance Sheet Date, except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(b) Except: (i) as specifically disclosed, reflected or fully reserved against on the Balance Sheet; (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date; (iii) for liabilities that are executory obligations arising under Contracts to which the Company is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) for expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby; and (v) for liabilities set forth on Schedule 4.9(b), the Company does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise).

(c) Except as set forth on Schedule 4.9(c), the Company does not have any Indebtedness.

4.10 Books and Records. The Books and Records of the Company accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company. The Books and Records of the Company have been maintained, in all material respects, in accordance with reasonable business practices.

4.11 Internal Accounting Controls. The Company has established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP, and the Company’s historical practices and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.12 Absence of Certain Changes. From the Balance Sheet Date until July 17, 2023, except as set forth on Schedule 4.12, (a) the Company had conducted its businesses in the ordinary course and in a manner consistent with past practices; (b) there had not been any Material Adverse Effect in respect of the Company; and (c) the Company had not taken any action that, if taken after July 17, 2023, and prior to the consummation of the Merger, would require the consent of Parent pursuant to Section 6.1 and Parent has not given consent.

4.13 Properties; Title to the Company’s Assets. In each case as of July 17, 2023:

(a) All items of Tangible Personal Property were in good operating condition and repair and function in all material respects in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the Tangible Personal Property was located at the offices or properties of the Company.

(b) The Company or a Subsidiary had good, valid and marketable title in and to, or in the case of the Lease and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected on the Balance Sheet. Except as set forth on Schedule 4.13(b), no such tangible asset was subject to any Lien other than Permitted Liens.

(c) All Permits and regulatory authorizations, applications, submissions, registrations, listings and approvals therefore made to or granted by any regulatory or other Authority, including all data, documents and information contained therein, were owned by the Company and held, listed or registered in the name of the Company.

(d) The Company’s assets, including the Company’s leased assets, constituted all of the rights, properties, and assets of any kind or description whatsoever, including goodwill, necessary for the Company to operate the Business immediately after the Closing in substantially the same manner as the Business is currently being conducted.

4.14 Litigation. Except as set forth on Schedule 4.14, there is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company, any of the officers or directors, of the Company, the Business, any of the Company’s rights, properties or assets or any Contract before any Authority or which, as of July 17, 2023, in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Additional Agreement and there are no outstanding judgments against the Company or any of its respective rights, properties or assets. Neither the Company nor any of its respective rights, properties or assets is, nor has been since January 1, 2017, subject to any Action by any Authority.

4.15 Contracts.

(a) Schedule 4.15(a) sets forth a complete and correct list, as of July 17, 2023, of all of the following Contracts as amended as of July 17, 2023, which were in effect as of July 17, 2023 (collectively, “Material Contracts”):

(i) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company of $100,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practices);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar Contracts;

(iii) each Contract with any current officer, director, employee or consultant of the Company, under which the Company (A) has continuing obligations for payment of an annual compensation of at least $150,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) has severance or post-termination obligations to such Person (other than COBRA obligations); or (C) has an obligation to make a payment upon consummation of the transactions contemplated by this Agreement or any Additional Agreement or as a result of a change of control of the Company;

(iv) all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement to which the Company is a party;

(v) all Contracts relating to any acquisitions or dispositions of material assets by the Company (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practices) in excess of $100,000;

(vi) all Contracts relating to the lease of any aircraft, aircraft engine or simulator;

(vii) all IP Contracts, separately identifying all such IP Contracts under which the Company is obligated to pay royalties thereunder and all such IP Contracts under which the Company is entitled to receive royalties thereunder;

(viii) all Contracts limiting the freedom of the Company to compete in any line of business or industry, with any Person or in any geographic area;

(ix) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations, other than Standard Contracts;

(x) all Contracts with or pertaining to the Company to which any Affiliate of the Company is a party, other than any Contracts for less than $50,000 or relating to such Affiliate’s status as a Company Securityholder;

(xi) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest (including the Lease), and which involve payments to the lessor thereunder in excess of $100,000 per year;

(xii) all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness), except any such Contract with an aggregate outstanding principal amount not exceeding $100,000;

(xiii) all Contracts relating to the voting or control of the equity interests of the Company or the election of directors of the Company (other than the organizational or constitutive documents the Company);

(xiv) all Contracts not cancellable by the Company with no more than thirty (30) days’ notice if the effect of such cancellation would result in monetary penalty to the Company in excess of $100,000 per the terms of such contract;

(xv) all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Additional Agreement;

(xvi) all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Additional Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement or any Additional Agreement;

(xvii) all charter agreements; and

(xviii) all collective bargaining agreements or other agreement with a labor union or labor organization.

Notwithstanding the foregoing, “Material Contracts” shall not include Contracts that are also Plans.

(b) As of July 17, 2023, each Material Contract was (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the Company or its Subsidiary and to the Company’s Knowledge, each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. As of July 17, 2023, neither the Company nor, to the Company’s Knowledge, any other party to a Material Contract was in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. As of July 17, 2023, the Company had not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

(c) As of July 17, 2023, the Company was in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness. The consummation and closing of the transactions contemplated by this Agreement shall not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness.

4.16 Licenses and Permits. Schedule 4.16 sets forth a complete and correct list of each material Permit, together with the name of the Authority issuing the same. Such Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or any Additional Agreement. As of July 17, 2023, the Company had all Permits necessary to operate the Business, and each of the Permits is in full force and effect. As of July 17, 2023, the Company was not in material breach or violation of, or material default under, any such Permit, and, to the Company’s Knowledge, no basis (including the execution of this Agreement and the other Additional Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement or any Additional Agreement) exists which, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Authority grounds to suspend, revoke or terminate any such Permit. The Company has not received any written (or, to the Company’s Knowledge, oral) notice from any Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s Knowledge, threatened Action, investigation or disciplinary proceeding by or from any Authority against the Company involving any Permit, and the Company has not received any written communications from any Authority notifying the Company of a Permit the Company does not currently possess, or has not applied for, that is required in connection with the Company’s operation of the Business.

4.17 Compliance with Laws.

(a) Neither the Company nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company, is in violation in any material respect of, and, since January 1, 2017, no such Person has failed to be in compliance in all material respects with, all applicable Laws and Orders. Since January 1, 2017, no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a material violation by the Company of, or failure on the part of the Company to comply with, or any liability suffered or incurred by the Company in respect of any material violation of or material noncompliance with, any Laws, Orders or policies by any Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets.

(b) Neither the Company nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.18 Intellectual Property.

(a) The Company is the sole and exclusive owner of each item of Company Owned IP, free and clear of any Liens (except for Permitted Liens). The Company is the sole and exclusive licensee of each item of Company Exclusively Licensed IP, free and clear of any Liens. The Company has a valid right under IP Contracts to use the Company Licensed IP as currently used.

(b) Schedule 4.18(b) sets forth a complete and correct list of all (i) Registered Owned IP; (ii) unregistered material Trademarks constituting Company Owned IP; (iii) Domain Names constituting Company Owned IP; and (iv) all social media accounts and handles constituting Company Owned IP; accurately specifying as to each of the foregoing, as applicable: (A) the filing number, issuance or registration number, or other identify details; (B) the owner and nature of the ownership; and (C) the jurisdictions by or in which such Registered Owned IP has been issued, registered, or in which an application for such issuance or registration has been filed.

(c) To the Knowledge of the Company, all Registered Owned IP is subsisting valid and enforceable. All Registered Exclusively Licensed IP is subsisting and to the Knowledge of the Company valid and enforceable. To the Knowledge of the Company, all Persons have, in connection with the prosecution of all Patents before the United States Patent and Trademark Office and other similar offices in other jurisdictions complied with the applicable obligations of candor owed to the United States Patent and Trademark Office and such other offices. Since January 1, 2016, no Registered Owned IP is or has been involved in any interference, opposition, reissue, reexamination, revocation or equivalent proceeding, and no such proceeding has been threatened in writing with respect thereto. Since January 1, 2016, there have been no claims filed, served or threatened in writing, or orally threatened, against the Company contesting the validity, use, ownership, enforceability, patentability, registrability, or scope of any Registered Owned IP. All registration, maintenance and renewal fees currently due in the next ninety (90) days in connection with any Registered Owned IP have been paid and all documents, recordations and certificates in connection therewith have been filed with the authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company’s ownership or interests therein.

(d) To the Knowledge of the Company, the operation of the Business as currently conducted and as conducted since January 1, 2016, do not conflict with, infringe, misappropriate or otherwise violate any Intellectual Property of any third Person. Since January 1, 2016, there have been no claims filed, served or threatened in writing, or orally threatened, against the Company alleging any conflict with, infringement, misappropriation, or other violation of any Intellectual Property of a third Person (including any unsolicited written offers to license any such Intellectual Property). There are no Actions pending that involving a claim against the Company by a third Person alleging infringement or misappropriation of such third Person’s Intellectual Property. To the Knowledge of the Company, since January 1, 2016, no third Person has conflicted with, infringed, misappropriated, or otherwise violated any Company IP.

(e) Since January 1, 2016, the Company has not filed, served, or threatened a third Person with any claims alleging any conflict with, infringement, misappropriation, or other violation of any Company IP. There are no Actions pending that involve a claim against a third Person by the Company alleging infringement or misappropriation of Company IP. The Company is not subject to any Order that adversely restricts the use, transfer, registration or licensing of any Company IP by the Company.

(f) Except as disclosed on Schedule 4.18(f), each employee, agent, consultant, and contractor who has contributed to or participated in the creation or development of any material Intellectual Property on behalf of the Company has executed a form of proprietary information and/or inventions agreement or similar written Contract with the Company under which such Person: (i) has assigned all right, title and interest in and to such Intellectual Property to the Company (or such predecessor in interest, as applicable); and (ii) is obligated to maintain the confidentiality of the Company’s confidential information both during and after the term (subject to certain expirations for business information) of such Person’s employment or engagement. To the extent any such proprietary information and/or inventions agreement or other similar written Contract permitted such employee, agent, consultant, and contractor to exclude from the scope of such agreement or Contract any Intellectual Property in existence prior to the date of the employment or relationship, no such employee, agent, consultant, and contractor excluded Intellectual Property that was related to the Business of the Company. To the Knowledge of the Company, no employee, agent, consultant or contractor of the Company is or has been in violation of any term of any such Contract.

(g) No government funding or facility of a university, college, other educational institution or research center was used in the development of any item of Company Owned IP.

(h) None of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby will (i) cause any item of Company Owned IP, or any material item of Company Licensed IP immediately prior to the Closing, to not be owned, licensed or available for use by the Company on substantially the same terms and conditions immediately following the Closing or (ii) require any additional payment obligations by the Company in order to use or exploit any other such Intellectual Property to the same extent as the Company was permitted immediately before the Closing.

(i) Except with respect to the IP Contracts listed on Schedule 4.18(i), the Company is not obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(j) The Company has exercised reasonable efforts necessary to maintain, protect and enforce the confidentiality of all Trade Secrets constituting Company Owned IP and all other material confidential information. No Company Owned IP is subject to any technology or source code escrow arrangement or obligation. No person other than the Company and their employees and contractors (i) has a right to access or possess any source code of the Software constituting the Company Owned IP, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement. The Company is in actual possession of the source code of any Software constituting Company Owned IP.

(k) The Company has a privacy policy regarding the collection, use or disclosure of data in connection with the operation of the Business as currently conducted (the “Privacy Policy”) that is made available to all visitors to the Sites prior to the collection of any data in the possession, custody, or control, or otherwise held or processed by, or on behalf of the Company. For purposes of this subsection (m), “Sites” shall mean, any websites or applications made available to the general public provided by or on behalf of the Company. The Privacy Policy accurately describes the Company’s data collection, disclosure and use practices, complies with all Laws, and is consistent with good industry practice. None of the marketing materials and/or advertisements made, or provided by, or on behalf of the Company have been inaccurate in a material way, misleading in a material way, unfair or deceptive in violation of applicable Laws.

(l) In connection with its Processing of any Personal Information, the Company is and has been in compliance with all applicable Laws, including without limitation all applicable Data Privacy Laws and Laws related to data loss, theft, and security breach notification obligations, and, to the Knowledge of the Company, there has been no unauthorized disclosure of any Personal Information for which the Company would be required to make a report to a governmental authority, a data subject, or any other Person. In addition, the Company has in place and since January 1, 2019, has had in place commercially reasonable policies (including the Privacy Policy and any other internal and external privacy policies), rules, and procedures regarding the Company’s collection, use, disclosure, disposal, dissemination, storage, protection and other Processing of Personal Information. The Company has complied in all respects with such privacy policies, rules, and procedures in connection with any collection, use, or disclosure by the Company of any Personal Information of any Person. The Company has not been subject to, and, to the Knowledge of the Company, there are no, complaints to or audits, proceedings, investigations or claims pending against the Company by any Authority, or by any Person, in respect of the collection, use, storage disclosure or other Processing of Personal Information. The Company has implemented commercially reasonable physical, technical, organization and administrative security measures and policies designed to protect all Personal Information of any Person accessed, Processed or maintained by the Company from unauthorized physical or virtual access, use, modification, acquisition, disclosure or other misuse. Without limiting the generality of the foregoing, since January 1, 2019, to the Knowledge of the Company, the Company has not experienced any material loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company).

(m) The Software that constitutes Company Owned IP and all Software that is used by the Company is, to the Knowledge of the Company, free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would disrupt its operation or have an adverse impact on the operation of other Software. The Company has not incorporated Publicly Available Software into the Company services, and the Company has not distributed Publicly Available Software as part of the Company’s products and services other than as set forth on Schedule 4.18(m) in a manner that subjects, in whole or in part, any Software constituting Company Owned IP to any Copyleft License obligations. The Company is in material compliance with all Publicly Available Software license terms applicable to any Publicly Available Software licensed to or used by the Company. The Company has not received any written (or, to the Knowledge of the Company, oral) notice from any Person that it is in breach of any license with respect to Publicly Available Software.

(n) The Company computers, servers, equipment, hardware, networks, Software and systems used, owned, leased or licensed by the Company in connection with the material operation of the Business (the “Company Information Systems”). There has been no unauthorized access to or use of the Company Information Systems, nor has there been any downtime or unavailability of the Company Information Systems that resulted in a material disruption of the Business. The Company Information Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Business. There has been no failure with respect to any Company Information System that has had a material effect on the operations of the Company.

4.19 Accounts Payable; Affiliate Loans.

(a) The accounts payable of the Company reflected on the Company Financial Statements, and all accounts payable arising subsequent to July 17, 2023, arose from bona fide transactions in the ordinary course of business consistent with past practices.

(b) The information set forth on Schedule 4.19(b) separately identifies any and all accounts, receivables or notes of the Company which are owed by any Affiliate of the Company. Except as set forth on Schedule 4.19(b), the Company is not indebted to any of its Affiliates and no Affiliates are indebted to the Company.

4.20 Employees; Employment Matters.

(a) Schedule 4.20(a) sets forth a complete and correct list of each of the officers or employees of the Company as of July 17, 2023, setting forth the name, title, current base salary or hourly rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal years ended December 31, 2021, 2020 and 2019.

(b) The Company is not party to any collective bargaining agreement, and, since January 1, 2017, there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company. There is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against the Company, and, since January 1, 2017, the Company has not experienced any strike, material slowdown, material work stoppage or lockout by or with respect to its employees. To the Knowledge of the Company, the Company is not subject to any attempt by any union to represent Company employees as a collective bargaining agent.

(c) There are no pending or, to the Knowledge of the Company, threatened Actions against the Company under any worker’s compensation policy or long-term disability policy. There is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened before any applicable Authority relating to employees of the Company. Since January 1, 2017, the Company has not engaged in, and is not currently contemplating, any location closing, employee layoff, or relocation activities that would trigger the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation (collectively, the “WARN Act”).

(d) Except as set forth on Schedule 4.20(d), the Company is, and since January 1, 2017, has been, in material compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, anti-discrimination, anti-harassment (including, but not limited to sexual harassment), anti-retaliation, immigration, employee leave, disability rights or benefits, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment insurance, safety and health, workers’ compensation, pay equity, restrictive covenants, child labor, whistleblower rights, classification of employees and independent contractors, meal and rest breaks, business expenses, and the collection and payment of withholding or social security Taxes. Since January 1, 2017, no audits have been conducted, or are currently being conducted, or, to the Knowledge of the Company, are threatened to be conducted by any Authority with respect to applicable Laws regarding employment or labor Laws. No employee of the Company has, since January 1, 2017, brought or, to the Knowledge of the Company, threatened to bring a claim for unpaid compensation, including overtime amounts.

(e) As of July 17, 2023, the Company had complied, in all material respects, with all Laws relating to the verification of identity and employment authorization of individuals employed in the United States, and none of the Company currently employs, or since January 1, 2017, has employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. No audit by any Authority is currently being conducted, pending or, to the Knowledge of the Company, threatened to be conducted in respect to any foreign workers employed by the Company. Schedule 4.20(e) sets forth with respect to each individual who is employed by the Company pursuant to a visa, (i) the expiration date of such visa and (ii) whether the Company has made any attempts to renew such visa.

(f) To the Knowledge of the Company, no key employee or officer of the Company is a party to or is bound by any confidentiality agreement, non-competition agreement or other contract (with any Person) that would materially interfere with: (i) the performance by such officer or key employee of any of his or her duties or responsibilities as an officer or employee of the Company or (ii) the Company’s business or operations. No key employee or officer of the Company has given written notice of their definite intent to terminate their employment with the Company, nor does the Company have any present intention to terminate the employment of any of the foregoing.

(g) Except as set forth on Schedule 4.20(g), the employment of each of the key employees is terminable at will without any penalty or severance obligation on the part of the Company. All material sums due for employee compensation and all vacation time owing to any employees of the Company, and all fees owing to any independent contractors and consultants, have been duly accrued on the accounting records of the Company.

(h) Except as set forth on Schedule 4.20(h), with regard to any individual who performs or performed services for the Company and who is not treated as an employee for Tax purposes by the Company, except as set forth on Schedule 4.20(h), the Company has complied in all material respects with applicable Laws concerning independent contractors, including for Tax withholding purposes or Plan purposes, and the Company does not have any Liability by reason of any individual who performs or performed services for the Company, in any capacity, being improperly excluded from participating in any Plan. Each individual engaged by the Company as an independent contractor or consultant is, and since January 1, 2017, has been, properly classified by the Company as an independent contractor, and the Company has not received any notice from any Authority or Person disputing such classification. Each of the employees of the Company is, and since January 1, 2017, has been, properly classified by the Company as “exempt” or “non-exempt” under applicable Law.

(i) There is no, and since January 1, 2017, there has been no, written notice provided to the Company of any claim or litigation relating to, or any complaint or allegation of, discrimination, retaliation, wrongful termination, constructive termination, harassment (including sexual harassment), sexual misconduct, or wage and hour violation against the Company; nor there is any pending obligation for the Company under any settlement or out-of-court or pre-litigation arrangement relating to such matters, nor, to the Knowledge of the Company, has any such litigation, settlement or other arrangement been threatened.

(j) Since January 1, 2017, the Company has investigated all workplace harassment (including sexual harassment), discrimination, retaliation, and workplace violence written claims relating to current and/or former employees of the Company or third-parties who interacted with current and/or former employees of the Company. With respect to each such written claim with potential merit, the Company has taken corrective action. Further, to the Knowledge of the Company, no allegations of sexual harassment have been made to the Company against any individual in his or her capacity as director or an employee of the Company.

(k) As of July 17, 2023, and since January 1, 2017, there had been no audits by any Authority, nor have there been any charges, fines, or penalties, including those pending or threatened, under any applicable federal, state or local occupational safety and health Law and Orders (collectively, “OSHA”) against the Company. The Company is in compliance in all material respects with OSHA and there are no pending appeals of any Authority’s decision or fines issued in relation to OSHA.

(l) The Company has complied with all applicable Laws regarding the COVID-19 pandemic, including all applicable federal, state and local Orders issued by any Authority (whether in the United States or any other jurisdiction) regarding shelters-in-place, or similar Orders in effect as of July 17, 2023, and have taken appropriate precautions regarding its employees. As of July 17, 2023, all employees of the Company who are reasonably able to conduct their duties remotely were working remotely. There have been no, and there are no pending or anticipated layoffs, leaves of absence or terminations of employment in respect to the employees of the Company as a result of the COVID-19 pandemic. The Company has promptly and thoroughly investigated all occupational safety and health complaints, issues, or inquiries related to the COVID-19 pandemic. With respect to each occupational safety and health complaint, issue, or inquiry related to the COVID-19 pandemic, the Company has taken prompt corrective action that is reasonably calculated to prevent further spread of COVID-19 within the Company’s workplace.

(m) Except as set forth on Schedule 4.20(m), the Company has not paid or promised to pay any bonus to any employee in connection with the consummation of the transactions contemplated hereby.

(n) Each of the applicable persons included among Key Personnel on Schedule 1.1 hereto, and the Company have duly executed and delivered a Restrictive Covenant Agreement and an employment agreement, as the case may be. To the Knowledge of the Company, none of the Key Personnel are or were, as the case may be, in violation thereof.

4.21 Withholding. Except as disclosed on Schedule 4.21, all obligations of the Company applicable to its employees, whether arising by operation of Law, by Contract, or attributable to payments by the Company to trusts or other funds or to any Authority, with respect to unemployment compensation benefits or social security benefits for its employees through July 17, 2023, have been paid or adequate accruals therefor have been made on the Company Financial Statements. Except as disclosed on Schedule 4.19, all reasonably anticipated obligations of the Company with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business consistent with past practices), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to July 17, 2023, have been or will be paid by the Company prior to the Closing Date.

4.22 Employee Benefits.

(a) Schedule 4.22(a) sets forth a complete and correct list of all Plans. With respect to each Plan, as of July 17, 2023, the Company had made available to Parent or its counsel a true, complete and correct copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including all plan documents, adoption agreements, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three (3) most recent annual reports on Form 5500 and accompanying schedules; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or advisory letter received by the Company from the Internal Revenue Service regarding the tax-qualified status of such Plan and (vi) the three (3) most recent written results of all required compliance testing.

(b) No Plan is (i) subject to Section 412 of the Code or Title IV of ERISA or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). None of the Company, or any ERISA Affiliate, has withdrawn at any time since January 1, 2017, from any multiemployer plan or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and, to the Knowledge of the Company, no circumstances exist that could reasonably be expected to result in any such liability to the Company with respect to any multiemployer plan.

(c) With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, including its related trust, has received a determination letter (or may rely upon opinion letters in the case of any prototype plans) from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such Plan that could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(d) There are no pending or, to the Knowledge of the Company, threatened Actions against or relating to the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any Plan with respect to the operation of such Plan (other than routine benefits claims). No Plan is currently under audit or examination (nor has written notice been received of a potential audit or examination) by any Authority.

(e) Each Plan has been established, administered and funded in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. All premiums due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before July 17, 2023, have been fully reflected on the Company Financial Statements.

(f) None of the Plans provide retiree or other post-employment health or life insurance benefits, except as may be required by Section 4980B of the Code, Section 601 of ERISA or any other similar applicable Law. There has been no violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Plan to which such continuation coverage requirements apply.

(g) Except as set forth on Schedule 4.22(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(i) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance in all material respects with, and has been administered in compliance with Section 409A of the Code.

(j) Each Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance in all material respects with the requirements of the Affordable Care Act and satisfies in all material respects the minimum coverage, affordability and non-discrimination requirements thereunder.

(k) There are no Plans subject to the laws of any jurisdiction outside of the United States.

4.23 Real Property.

(a) Schedule 4.23(a) sets forth the address of each Owned Real Property. With respect to each Owned Real Property: (i) the Company has good and marketable fee simple title to such Owned Real Property, which shall be free and clear of all liens and encumbrances as of the Closing Date, except for Permitted Liens; (ii) except as set forth on Schedule 4.23(a), the Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than the right of the Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and (iv) the Company is not a party to any agreement or option to purchase any real property or interest therein.

(b) Schedule 4.23(b) sets forth a true, correct and complete list of all Leases. The Leases are the only Contracts pursuant to which the Company leases any real property or right in any Real Property. The Company has provided to Parent and Merger Sub accurate and complete copies of all Leases. The Company has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 4.23(b), free and clear of all Liens other than Permitted Liens. The Company has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company or served upon the Company claiming any violation of any local zoning ordinance.

(c) With respect to each Lease, as of July 17, 2023: (i) it was valid, binding and enforceable in accordance with its terms and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder had been paid; (iii) the Company had been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company’s obligations thereunder has been granted by the lessor; (v) the Company had performed all material obligations imposed on it under such Lease and there exist no default or event of default thereunder by the Company or, to the Company’s Knowledge, by any other party thereto; (vi) there existed, to the Company’s Knowledge, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a default or event of default by the Company thereunder; (vii) there were no outstanding claims of breach or indemnification or notice of default or termination thereunder and (viii) the Company had not exercised early termination options, if any, under such Lease. The Company holds the leasehold estate established under the Leases free and clear of all Liens, except for Liens of mortgagees of the Real Property on which such leasehold estate is located. The Real Property leased by the Company is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with such leased Real Property. The Company is in physical possession and actual and exclusive occupation of the whole of the leased premises, none of which is subleased or assigned to another Person. Each Lease leases all useable square footage of the premises located at each leased Real Property. With respect to the improvements made by the Company that require restoration by the Company upon expiration or the earlier termination of the applicable Leases in accordance with the terms of such Leases, the cost of the Company’s restoration obligations shall not exceed $100,000 in the aggregate.

(d) The Company does not owe any brokerage commission with respect to any Real Property.

4.24 Tax Matters. Except as set forth on Schedule 4.24, as of July 17, 2023:

(a) (i) The Company had duly and timely filed all Tax Returns which are required to be filed by it, and has paid all Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns were true, correct and complete and accurate in all respects; (iii) there was no Action, pending or proposed in writing, with respect to Taxes of the Company; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company for which a Lien may be imposed on any of the Company’s assets had been waived or extended, which waiver or extension is in effect; (v) the Company had complied in all respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company; (vi) the Company had (A) properly collected all sales Taxes required to be collected in the time and manner required by applicable Law and remitted all such sales Taxes to the applicable Taxing authority in the time and in the manner required by applicable Law and (B) properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes; (vii) there was no outstanding request for a ruling from any Taxing Authority, request for consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority or agreement with any Taxing Authority with respect to the Company; (viii) there was no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company; (ix) no claim had ever been made by a Taxing Authority in a jurisdiction where the Company has not paid any Tax or filed Tax Returns, asserting that the Company is or may be subject to Tax in such jurisdiction, the Company is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of the Company members by virtue of having a permanent establishment or other place of business in that country, and the members of the Company are and have always been tax residents solely in their respective countries of incorporation or formation; (x) the Company had provided to Parent true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after December 31, 2018; (xi) there was no outstanding power of attorney from the Company authorizing anyone to act on behalf of the Company in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of Parent; (xii) the Company was not, and has never been, a party to any Tax sharing, Tax indemnity or Tax allocation Contracts; (xiii) the Company had not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company); (xiv) the Company has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or by contract (other than contracts entered into in the ordinary course of business the principal subject matter of which is not Taxes) or (3) otherwise by operation of applicable Law; (xv) no issue had been raised in writing by a Taxing Authority in any prior Action relating to the Company with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company for any other period; (xvi) the Company had not requested any extension of time within which to file any Tax Return, other than extensions obtained in the ordinary course of business, which Tax Return has since not been filed; (xvii) the Company had not disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign Law); (xviii) the Company was not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xix) the Company had not been a party to any “reportable transaction” or “listed transaction” as defined in Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b).

(b) The Company will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) the use of, or change in, a method of accounting with respect to any transaction that occurred on or before the Closing Date; (ii) any closing agreement described in Section 7121 of the Code (or similar provision of state, local or foreign Law); (iii) any installment sale or open sale transaction disposition made in a pre-Closing Tax period; (iv) any prepaid amount received in a pre-Closing Tax period; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(c) The unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(d) The Company has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(e) The Company is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) The Company has not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Company and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of the Company up to and through and including Closing Date, notwithstanding Internal Revenue Service Notice 2020-65 (or any comparable regime for state or local Tax purposes).

4.25 Environmental Laws. The Company has materially complied and is in material compliance with all Environmental Laws, and there are no Actions pending or, to the Knowledge of the Company, threatened against the Company alleging any failure to so comply. The Company has not (a) received any notice of any alleged claim, violation of or liability under any Environmental Law nor any claim of potential liability with regard to any Hazardous Material, which has not heretofore been cured or for which there is any remaining liability; (b) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Material, arranged for the disposal, discharge, storage or release of any Hazardous Material, or exposed any employee or other individual or property to any Hazardous Material so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (c) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activity, in each case, except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect in respect of the Company. There are no Hazardous Materials in, on or under any properties owned, leased or used at any time by the Company that could give rise to any liability or corrective or remedial obligation of the Company under any Environmental Laws.

4.26 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any other member the Company or any of its respective Affiliates who might be entitled to any fee or commission from the Company, any other member of the Company, Merger Sub, Parent or any of its respective Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

4.27 Powers of Attorney, Suretyships and Bank Accounts. The Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person. Schedule 4.27 sets forth, as of July 17, 2023, a true, complete and correct list of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company has an account or safe deposit box, including the names and identification of all Persons authorized to draw thereon or have access thereto.

4.28 Directors and Officers. Schedule 4.28 sets forth a complete and correct list of all directors and officers of each member of the Company.

4.29 Anti-Money Laundering Laws.

(a) The Company currently is and, since January 1, 2017, has been, in compliance with applicable Laws in all applicable jurisdictions related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b) Neither the Company nor, to the Knowledge of the Company, any Representative of the Company (acting on behalf of the Company), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by an Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of July 17, 2023, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company nor, to the Knowledge of the Company, any Representative of the Company (acting on behalf of the Company), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) The Company has not received written notice of, nor, to the Knowledge of the Company, any of its Representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

4.30 Insurance. All liability, property, workers’ compensation and other insurance policies currently in effect that insure the property, assets or business of the Company or its employees (other than self-obtained insurance policies by such employees as of July 17, 2023) are set forth on Schedule 4.30(1), and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination and there is no claim by the Company or, to the Company’s Knowledge, any other Person pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such policies. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Additional Agreements. The insurance policies to which the Company is a party are sufficient for compliance with all requirements of all Material Contracts to which the Company is a party or by which the Company is bound, and, in light of the nature of the Company’s business, assets and properties, are in amounts and have coverage as are carried by Persons engaged in similar business and having similar assets and properties. Since January 1, 2017, the Company has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company does not have any self-insurance arrangements. Except as set forth on Schedule 4.30(2), no fidelity bonds, letters of credit, performance bonds or bid bonds have been issued to or in respect of the Company.

4.31 Related Party Transactions. Except as set forth on Schedule 4.31, as contemplated by this Agreement or as provided in the Company Financial Statements, no Affiliate of the Company, current or former director, manager, stockholder, member, partner or other equity holder, officer or employee of any Person in the Company or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with any member of the Company, (b) owns any asset, property or right, tangible or intangible, which is used by any member of the Company, or (c) is a borrower or lender, as applicable, under any Indebtedness owed by or to the Company since January 1, 2017.

4.32 No Trading or Short Position. None of the Company, any other member of the Company, or any of their respective managers and officers, members and employees has engaged in any short sale of Parent’s voting stock or any other type of hedging transaction involving Parent’s securities (including depositing shares of Parent’s securities with a brokerage firm where such securities are made available by the broker to other customers of the firm for purposes of hedging or short selling Parent’s securities).

4.33 Not an Investment Company. Neither the Company nor any other member of the Company is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.34 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the time of the Parent Stockholder Meeting or at the S-4 Effective Date, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing). Notwithstanding the foregoing sentence, the Company makes no representation or warranty or covenant with respect to statements made or incorporated by reference therein in any of the foregoing documents based on information supplied by Parent for inclusion therein.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed and publicly available in unredacted form no later than the second (2nd) day prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is reasonably apparent on its face, other than any risk factor disclosures or other similar cautionary or predictive statements therein; provided that nothing disclosed in any such Parent SEC Document will be deemed to modify or qualify the representations and warranties set forth in Section 5.1 (Corporate Existence and Power), Section 5.2 (Corporate Authorization) and Section 5.10 (Capitalization)), Parent and Merger Sub (each sometimes referred to individually as a “Parent Party” and collectively as the “Parent Parties”) hereby represent and warrant to the Company as follows:

5.1 Corporate Existence and Power. Each Parent Party is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Parent Party has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted. Each Parent Party is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Parent Parties. Since their organization, the Parent Parties have not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in their Organizational Documents, there is no agreement, exclusive license or Order binding upon a Parent Party or to which any Parent Party is a party that prohibits or materially restricts any business practice of the Parent Parties, any acquisition of property by the Parent Parties, or the conduct of business by the Parent Parties. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger.

5.2 Corporate Authorization. Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Parent Stockholder Approval. The execution and delivery by each of the Parent Parties of this Agreement and the Additional Agreements to which it is a party and the consummation by each of the Parent Parties of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Parent Party. No other corporate proceedings on the part of such Parent Party are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Parent Stockholder Approval) or the Additional Agreements. This Agreement and the Additional Agreements to which such Parent Party is a party (including with respect to the PIPE Investment) have been duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto (other than a Parent Party), this Agreement and the Additional Agreements to which such Parent Party is a party constitute a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with their respective terms, subject to the Enforceability Exceptions. The affirmative vote of at least sixty-five percent (65%) of all then outstanding shares of Parent Common Stock (the “Parent Stockholder Approval”), is the only vote of the holders of any of Parent’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby. The affirmative vote or written consent of the sole stockholder of the Merger Sub is the only vote of the holders of any of Merger Sub’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

5.3 Governmental Authorization. Assuming the accuracy of the representations and warranties of the Company set forth in Section 4.3, none of the execution, delivery or performance of this Agreement or any Additional Agreement by a Parent Party or the consummation by a Parent Party of the transactions contemplated hereby and thereby requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (b) the filing of the Articles of Merger with the Secretary of State of the State of Nevada pursuant to the Nevada Merger Act.

5.4 Non-Contravention. The execution, delivery and performance by a Parent Party of this Agreement or the consummation by a Parent Party of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Parent Parties or to any of their respective properties, rights or assets, (c) except for the Contracts listed on Schedule 5.4 requiring consents (but only as to the need to obtain such consents), (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of a Parent Party or to a loss of any material benefit to which any Parent Party is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon any Parent Party or any of their respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of a Parent Party’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the amended and restated certificate of incorporation of Parent or bylaws of the Parent or the organizational or constitutive documents of any other Parent Party, except for such consent, approval or waiver which shall be obtained (and a copy provided to the Company) prior to the Closing.

5.5 Internal Controls. Except as is not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Exchange Act, since its initial public offering, the Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Parent, including its consolidated Subsidiaries, is made known on a timely basis to the individuals responsible for the preparation of Parent’s period reports required under the Exchange Act.

5.6 Undisclosed Liabilities. Except for the Parent Transaction Expenses, there is no liability, debt or obligation of or claim or judgment against the Parent or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, claims, judgments and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the Parent SEC Documents, (b) that have arisen since the date of the most recent balance sheet included in the Parent SEC Documents in the ordinary course of business of the Parent and Merger Sub, (c) that are expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreements or any of the transactions contemplated hereby or thereby, or (d) which is not, or would not reasonably be expected to be, material.

5.7 Stock Exchange Listing. The Parent Common Stock, Parent Units, and Parent Warrants are listed on Nasdaq, with trading tickers “RCAC,” “RCACU” and “RCACW.” The Parent is, as of the date hereof, in compliance with the rules of Nasdaq and, as of the date hereof, there is no Action or proceeding pending or, to the knowledge of the Parent, threatened against the Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Common Stock, Parent Units, or Parent Warrants or terminate the listing of the Parent Common Stock, the Parent Units or the Parent Warrants on the Nasdaq. None of the Parent or its Affiliates has taken any action in an attempt to terminate the registration of the Parent Common Stock, the Parent Units or the Parent Warrants under the Exchange Act except as contemplated by this Agreement.

5.8 Finders’ Fees. Except for the Persons identified on Schedule 5.8, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.9 Issuance of Shares. The Closing Merger Consideration Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

5.10 Capitalization.

(a) As of July 17, 2023, the authorized capital stock of Parent consists of 180,000,000 shares of Parent Class A Common Stock, par value $0.0001 per share, of which 16,500,000 shares of Class A Common Stock are issued and outstanding; 20,000,000 shares of Parent Class B Common Stock, $0.0001 par value per share, of which 4,125,000 are issued and outstanding; and 1,000,000 shares of Parent Preferred Stock, $0.0001 par value, of which none are issued and outstanding. In addition, as of July 17, 2023, 14,500,000 Parent Warrants (inclusive of Parent Warrants included in any outstanding Parent Units and the Parent Private Warrants) exercisable for 14,500,000 shares of Parent Class A Common Stock are issued and outstanding. For the avoidance of doubt, the foregoing issued and outstanding shares do not give effect to the PIPE Investment. As of July 17, 2023, no other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. As of July 17, 2023, except as set forth in Parent’s organizational documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital equity of Parent. As of July 17, 2023, there are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. As of July 17, 2023, no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote, are issued or outstanding.

(b) Merger Sub is authorized to issue 1,000 shares of common stock, par value $0.0001 per share (“Merger Sub Common Stock”), of which 1,000 shares of Merger Sub Common Stock are issued and outstanding as of July 17, 2023. No other shares of capital stock or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. No bonds, debentures, notes or other Indebtedness of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Merger Sub may vote, are issued or outstanding.

5.11 Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the date of filing or mailing, at the time of the Parent Stockholder Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

5.12 Trust Fund. As of July 17, 2023, Parent has approximately $36,882,032.21 in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Trustee”), at Bank of America, N.A., or at another U.S. chartered commercial bank with consolidated assets of $100 billion or more, and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of December 16, 2021, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than stockholders of Parent holding shares of Parent Common Stock sold in Parent’s IPO who shall have elected to redeem their shares of Parent Common Stock pursuant to Parent’s amended and restated certificate of incorporation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and Parent’s amended and restated certificate of incorporation. The Parent has performed all material obligations required to be performed by it as of July 17, 2023, under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account.

5.13 Board Approval.

(a) By resolutions duly adopted (and not thereafter modified or rescinded) by Parent’s Board of Directors (including any required committee or subgroup of such board), the Board of Directors of Parent has unanimously (i) approved the execution, delivery and performance by Parent and Merger Sub of this Agreement, the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Additional Agreements to which a Parent Party is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and in the best interests of Parent and Parent’s stockholders; (iii) directed that the Parent Proposals be submitted to the Parent’s stockholders for consideration at the Parent Stockholder Meeting; (iv) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s amended and restated certificate of incorporation; and (v) recommended to the Parent’s stockholders to adopt and approve each of the Parent Proposals (“Parent Board Recommendation”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by Merger Sub’s Board of Directors (including any required committee or subgroup of such board), Merger Sub’s Board of Directors has, unanimously (i) approved the execution, delivery and performance by Merger Sub of this Agreement, the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein, (ii) declared the advisability of the transactions contemplated by this Agreement, (iii) determined that the transactions contemplated hereby are in the best interests of its sole stockholder and (iv) recommended to Merger Sub’s sole stockholder to adopt this Agreement.

5.14 Parent SEC Documents and Financial Statements.

(a) Except as set forth on Schedule 5.14, Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Closing (the “Additional Parent SEC Documents”). Parent has made available to the Company true and complete copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) Business Days prior to July 17, 2023: (i) Parent’s Annual Reports on Form 10-K that have been actually filed by Parent or required to be filed by Parent prior to July 17, 2023, (ii) Parent’s Quarterly Reports on Form 10-Q that have been actually filed by Parent or required to be filed by Parent prior to July 17, 2023, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Form 8-Ks that have been actually filed by Parent or required to be filed by Parent prior to July 17, 2023, referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.14) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i) through (iv) above, whether or not available through EDGAR, collectively, the “Parent SEC Documents”).

(b) Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the Parent SEC Documents.

(c) The financial statements and notes contained or incorporated by reference in the Parent SEC Documents and the Additional Parent SEC Documents (collectively, the “Parent Financial Statements”) have been prepared in conformity with U.S. GAAP applied on a consistent basis and in accordance with the requirements of the Public Company Accounting Oversight Board for public companies. The Parent Financial Statements fairly present (or with respect such financial statements contained or incorporated by reference in the Additional Parent SEC Documents, will fairly present) in all material respects, the financial position of Parent as of the dates thereof and the results of operations of Parent for the periods reflected therein subject, in the case of the Unaudited Financial Statements, to normal audit adjustments and the absence of notes thereto. The Parent Financial Statements were (or with respect such financial statements contained or incorporated by reference in the Additional Parent SEC Documents, will be) prepared from the Books and Records of Parent in all material respects.

(d) Except: (i) as specifically disclosed, reflected or fully reserved against on the Parent Financial Statements (including the notes thereto); (ii) for liabilities and obligations incurred in the ordinary course of business since April 5, 2021; (iii) for liabilities that are executory obligations arising under Contracts to which any Parent Party is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); and (iv) for expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby, Parent does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise).

(e) As used in this Section 5.14, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the

5.15 Affiliate Transactions. Except as described in Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent or any of its subsidiaries, on the one hand, and any director, officer, employee, stockholder or Affiliate of Parent or any of its subsidiaries, on the other hand.

5.16 Litigation. There is no (a) Action pending or, to the Knowledge of Parent, threatened against Parent or any of its subsidiaries or any of its or their respective officers or directors or that affects its or their assets or properties or which, as of July 17, 2023, in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Additional Agreement, or (b) Order outstanding against Parent or any of its subsidiaries or that affects its or their assets or properties. Neither Parent nor any of its subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its subsidiaries.

5.17 Compliance with Laws.

(a) No Parent Party or, to the Knowledge of Parent, any Representative or other Person acting on behalf of a Parent Party, is in violation in any material respect of, and, since April 5, 2021, no such Person has failed to be in compliance in all material respects with, all applicable Laws and Orders. Since April 5, 2021, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by any Parent Party of, or failure on the part of any Parent Party to comply with, or any liability suffered or incurred by any Parent Party in respect of any violation of or material noncompliance with, any Laws, Orders or policies by Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action by any Authority is pending, or to the Knowledge of Parent, threatened, alleging any such violation or noncompliance by the Company. Since April 5, 2021, the Parent Parties have not been threatened in writing or, to Parent’s Knowledge, orally to be charged with, or given written or, to Parent’s Knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Authority. Without limiting the generality of the foregoing, the Parent Parties are, and since April 5, 2021, have been, to the Knowledge of Parent, in compliance in all material respects with: (i) every Law applicable to the Parent Parties due to the specific nature of their business, including the Data Protection Laws; (ii) the Foreign Corrupt Practices Act and any comparable or similar Law of any jurisdiction applicable to any Parent Party; and (iii) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. Since April 5, 2021, the Parent Parties have not been threatened or charged in writing (or to Parent’s Knowledge, orally) with or given written (or to Parent’s Knowledge, oral) notice of any violation of any Data Protection Law, the Foreign Corrupt Practices Act or any other Law referred to in or generally described in foregoing sentence by any Authority and, to Parent’s Knowledge, the Parent Parties are not under any investigations with respect to any such Law.

(b) Neither the Parent Parties nor, to the Knowledge of Parent, any Representative or other Person acting on behalf of the Parent Parties is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

5.18 Absence of Certain Changes. From the date of the latest balance sheet included in the Parent Financial Statements until the date of this Agreement, (a) the Parent Parties have conducted their respective businesses in the ordinary course and in a manner consistent with past practices; (b) there has not been any Material Adverse Effect in respect of Parent Parties; and (c) neither Parent Party has taken any action that, if taken after July 17, 2023, and prior to the consummation of the Merger, would require the consent of the Company pursuant to Section 6.1 and the Company has not given consent.

5.19 Indebtedness. Except as set forth in Parent SEC Documents, Parent does not have any Indebtedness.

5.20 Tax Matters.

(a) (i) Parent has duly and timely filed all Tax Returns which are required to be filed by it, and has paid all Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all respects; (iii) there is no Action, pending or proposed in writing, with respect to Taxes of Parent; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Parent for which a Lien may be imposed on any of Parent’s assets has been waived or extended, which waiver or extension is in effect; (v) Parent has complied in all respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by Parent; (vi) Parent has (A) properly collected all sales Taxes required to be collected in the time and manner required by applicable Law and remitted all such sales Taxes to the applicable Taxing authority in the time and in the manner required by applicable Law and properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes; (vii) there is no outstanding request for a ruling from any Taxing Authority, request for consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority or agreement with any Taxing Authority with respect to Parent; (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of Parent; (ix) no claim has ever been made by a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns, asserting that Parent is or may be subject to Tax in such jurisdiction, Parent is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of Parent members by virtue of having a permanent establishment or other place of business in that country, and the members of Parent are and have always been tax residents solely in their respective countries of incorporation or formation; (x) Parent has provided to Company true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period since its formation; (xi) there is no outstanding power of attorney from Parent authorizing anyone to act on behalf of Parent in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of Parent; (xii) the Parent is not, and has never been, a party to any Tax sharing, Tax indemnity or Tax allocation Contracts ; (xiii) Parent has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent); (xiv) Parent has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or by contract (other than contracts entered into in the ordinary course of business the principal subject matter of which is not Taxes) or (3) otherwise by operation of applicable Law; (xv) no issue has been raised in writing by a Taxing Authority in any prior Action relating to the Parent with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Parent for any other period; (xvi) Parent has not requested any extension of time within which to file any Tax Return, other than extensions obtained in the ordinary course of business, which Tax Return has since not been filed; (xvii) the Parent has not disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign Law); (xviii) the Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xix) the Parent has not been a party to any “reportable transaction” or “listed transaction” as defined in Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b).

(b) Parent will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) the use of, or change in, a method of accounting with respect to any transaction that occurred on or before the Closing Date (ii) any closing agreement described in Section 7121 of the Code (or similar provision of state, local or foreign Law); (iii) any installment sale or open sale transaction disposition made in a pre-Closing Tax period; (iv) any prepaid amount received in a pre-Closing Tax period; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(c) The unpaid Taxes of Parent (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Parent Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent in filing its Tax Return.

(d) Parent has been in compliance in all material respects with all applicable transfer pricing laws and legal requirements.

(e) Parent is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) Parent has not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of Parent and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of Parent up to and through and including Closing Date, notwithstanding Internal Revenue Service Notice 2020-65 (or any comparable regime for state or local Tax purposes).

5.21 PIPE Investments. Parent has delivered to the Company true, correct and complete copies of each of the Subscription Agreements and the PIPE Registration Rights Agreements entered into by Parent with the PIPE Investors. To the Knowledge of Parent and assuming the accuracy of the representations and warranties set forth in the Subscription Agreements, with respect to each PIPE Investor, as of July 17, 2023, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, and no withdrawal, termination, amendment or modification is contemplated by Parent. Each Subscription Agreement is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent and assuming the accuracy of the representations and warranties set forth in the Subscription Agreements, each PIPE Investor and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under any such Subscription Agreement violates any Laws.

Article VI
COVENANTS OF THE PARTIES PENDING CLOSING

6.1 Conduct of the Business. Each of the Company and Parent covenants and agrees that:

(a) Except as expressly contemplated by this Agreement or the Additional Agreements or as set forth on Schedule 6.1(a), from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), each party shall (i) conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable in the ordinary course of business), consistent with past practices, (ii) duly and timely file all material Tax Returns required to be filed (or obtain a permitted extension with respect thereto) with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period, (iii) duly observe and comply with all applicable Law and Orders, and (iv) use its commercially reasonable efforts to preserve intact its business relationships with employees, clients, suppliers, contract manufacturing organizations, contract research organizations and other third parties. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement or the Additional Agreements, or as required by applicable Law, from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, without the other party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company nor Parent shall, or permit its Subsidiaries to:

(i) amend, modify or supplement its certificate of incorporation, articles of incorporation or bylaws or other organizational or governing documents except as contemplated hereby (other than, with respect to Parent, Parent’s amendment, modification or supplement in connection with (A) any extension of the time requirement for Parent to consummate a Business Combination or (B) the removal of the net tangible asset requirement of $5,000,001 to consummate a Business Combination), or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any material right under, any (A) in the case of the Company, Material Contract or (B) in the case of Parent, material contract, agreement, lease, license or other right or asset of Parent other than in connection with the PIPE Investment or in connection with any extension of the time requirement for Parent to consummate a Business Combination, as applicable;

(iii) other than in the ordinary course of business consistent with past practice, modify, amend or enter into any contract, agreement, license or commitment, including for capital expenditures, that extends for a term of one year or more or obligates the payment by the Company or Parent, as applicable, of more than $500,000 (individually or in the aggregate);

(iv) modify, amend or enter into any lease or charter agreement other than in the ordinary course of business and consistent with past practice;

(v) make any capital expenditures in excess of $150,000 (individually or in the aggregate);

(vi) sell, lease, license or otherwise dispose of any of the Company’s or Parent’s, as applicable, material assets, except pursuant to existing contracts or commitments disclosed herein or in the ordinary course of business;

(vii) make any material submission to any regulatory authority with respect to any regulatory authorization other than, with respect to Parent, in connection with any extension of the time requirement for Parent to consummate a Business Combination;

(viii) solely in the case of the Company, sell, lease, license or otherwise dispose of any Company Owned IP;

(ix) solely in the case of the Company, permit any material Registered Owned IP to go abandoned or expire for failure to make an annuity or maintenance fee payment, or file any necessary paper or action to maintain such rights;

(x) (A) pay, declare or promise to pay any dividends, distributions or other amounts with respect to its capital stock or other equity securities; (B) pay, declare or promise to pay any other amount to any stockholder or other equity holder in its capacity as such; and (C) except as contemplated hereby or by any Additional Agreement, amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(xi) (A) make any loan, advance or capital contribution to any Person; (B) incur any Indebtedness including drawings under the lines of credit, if any, other than (1) loans evidenced by promissory notes made to Parent as working capital advances as described in the Prospectus or in the connection with Parent’s or the Company’s payment of any portion of the Extension Fee and (2) intercompany Indebtedness; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof;

(xii) suffer or incur any Lien, except for Permitted Liens, on the Company’s or Parent’s, as applicable, assets;

(xiii) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to the Company or Parent, as applicable, or write off or make reserves against the same (other than, in the case of the Company, in the ordinary course of business);

(xiv) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person;

(xv) terminate or allow to lapse any insurance policy protecting any of the Company’s or Parent’s, as applicable, assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xvi) solely in the case of the Company, adopt any severance, retention or other employee plan or fail to continue to make timely contributions to each Plan in accordance with the terms thereof;

(xvii) institute, settle or agree to settle any Action before any Authority, in each case in excess of $150,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xviii) except as required by U.S. GAAP, make any material change in its accounting principles, methods or practices or write down the value of its assets;

(xix) change its principal place of business or jurisdiction of organization;

(xx) issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities, other than (A) any redemption by Parent of shares of Parent Common Stock and Parent Units held by its public stockholders pursuant to Section 6.6, (B) any issuance of Parent Common Stock in connection with the exercise of any option to purchase shares of Parent Common stock that are outstanding on July 17, 2023, (C) issuances in connection with the terms of the Indebtedness permitted by Section 6.1(a)(xi)(B)(1) or Section 6.1(a)(xi)(C), or (D) issuances or series of issuances of capital stock with an aggregate value of no more than $5,000,000;

(xxi) (A) make, change or revoke any material Tax election; (B) change any material method of accounting; (C) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes of the Company; (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes of the Company; or (E) surrender or forfeit any right to claim a Tax refund;

(xxii) enter into any transaction with or distribute or advance any material assets or property to any of its Affiliates, other than the payment of salary and benefits in the ordinary course;

(xxiii) solely in the case of the Company, other than as required by a Plan, (A) increase or change the compensation or benefits of any employee or service provider of the Company, provided, however, that other than with respect to a member of senior management of the Company, an officer of the Company or a member of the Board of Directors of the Company, the Company is permitted to make annual salary increases in the ordinary course of business consistent with past practice of the Company, (B) accelerate the vesting or payment of any compensation or benefits of any employee or service provider of the Company, (C) enter into, amend or terminate any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on July 17, 2023) or grant, amend or terminate any awards thereunder, (D) fund any payments or benefits that are payable or to be provided under any Plan, (E) make any loan to any present or former employee or other individual service provider of the Company, other than advancement of expenses in the ordinary course of business consistent with past practices, or (F) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization;

(xxiv) fail to duly observe and conform to any applicable Laws and Orders; or

(xxv) agree or commit to do any of the foregoing.

(b) No party shall (i) take or agree to take any action with the intent to cause any representation or warranty of such party to be inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date, or (ii) omit to take, or agree to omit to take, any action with the intent to cause any such representation or warranty to be inaccurate or misleading in any respect at any such time.

(c) Notwithstanding the foregoing, the Company and Parent and their respective Subsidiaries shall be permitted to take any and all actions required to comply in all material respects with the quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any governmental authority (including the Centers for Disease Control and Prevention and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the CARES Act or any changes thereto consistent with their respective past practice.

(d) Notwithstanding anything to the contrary herein including Section 6.1(a), nothing in this Agreement shall limit the amount of reasonable, bona fide expenses the Company may spend to build out or expand, in furtherance of the Business, the real property subject to that certain Use and Occupancy Agreement by and between the Company and Harry Reid International Airport in Las Vegas, Nevada, dated as of December 1, 2022.

6.2 Exclusivity.

(a) During the Interim Period, neither the Company, on the one hand, nor Parent, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, without the prior written consent of the other party (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any contract or agreement related to any Alternative Transaction. Immediately following the execution of this Agreement, the Company, on the one hand, and Parent, on the other hand, shall, and shall cause each of their Representatives, to terminate any existing discussion or negotiations with any Persons other than the Company or Parent, as applicable, concerning any Alternative Transaction. Each of the Company and Parent shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of the Company or Parent, as applicable, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company or Parent, as applicable, may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions involving the Company or Parent or their respective Subsidiaries (other than the transactions contemplated by this Agreement or the Additional Agreements): (A) any merger, consolidation, share exchange, business combination or other similar transaction, (B) any sale, lease, exchange, transfer or other disposition of all or a material portion of the assets of such Person or any capital stock or other equity interests of such party or its Subsidiaries in a single transaction or series of transactions and (C) any purchase, lease, exchange, transfer or other acquisition of (1) all or a material portion of the assets of any Person by the Company or Parent or their respective Subsidiaries or (2) any capital stock or other equity interests of any Person by the Company or Parent or their respective Subsidiaries, in each case, in a single transaction or series of transactions.

(b) In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company or Parent or any of their respective Representatives (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt thereof) advise the other parties to this Agreement, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and Parent shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. As used herein with respect to Parent, the term “Alternative Proposal” shall not include the receipt by Parent of any unsolicited communications (including the receipt of draft non-disclosure agreements) in the ordinary course of business inquiring as to Parent’s interest in a potential target for a business combination; provided, however, that Parent shall inform the person initiating such communication of the existence of this Agreement and its obligations under this Section 6.2.

6.3 Access to Information. During the Interim Period, the Company and Parent shall each use its commercially reasonable efforts to, (a) continue to give the other party, its legal counsel and its other Representatives full access to the offices, properties and Books and Records of the Company (including the Company continuing to provide Parent and its representatives access to the “data rooms” or “virtual data rooms” used in connection with the negotiation of and entering into this Agreement), (b) furnish to the other party, its legal counsel and its other Representatives such information relating to the business of the Company and Parent as such Persons may reasonably request including additional diligence information requested by Parent which the Company shall input into the “data rooms” or “virtual data rooms” used in connection with the negotiation of and entering into this Agreement and (c) cause its employees, legal counsel, accountants and other Representatives to cooperate with the other party in its investigation of the Business (in the case of the Company) or the business of Parent (in the case of Parent); provided, that no investigation pursuant to this Section 6.3 (or any investigation made prior to the date hereof) shall affect any representation or warranty given by the Company or Parent; and provided, further, that any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company, provided further that, to the extent the furnishing of any information pursuant to this Section 6.3, if the furnishing of such information would, in the opinion of legal counsel to such party, result in the loss of attorney-client privilege or other privilege from such disclosure, in which case the parties will enter into a joint defense arrangement or similar agreement, in a form and substance reasonably satisfactory to the parties, in order to allow such information to be disclosed without the loss of attorney-client privilege or other privilege with respect to such information.

6.4 Notices of Certain Events. During the Interim Period, each of Parent and the Company shall promptly notify the other party of:

(a) any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Parent Parties, post-Closing) to any such Person or create any Lien on any of the Company’s or Parent’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or, to the Knowledge of Parent or the Company, as applicable, threatened relating to or involving or otherwise affecting either party or any of their stockholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Effect; and

(e) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in Article IX not to be satisfied;

provided, however, that no such notification or failure to provide such notification pursuant to clause (d) or clause (e) of this Section 6.4 shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement, and a failure to comply with clause (d) or clause (e) of this Section 6.4 shall not, of itself, cause the condition stated in Section 9.2(a) or Section 9.3(a), as the case may be, to fail to be satisfied.

6.5 Cooperation with Form S-4/Proxy Statement; Other Filings.

(a) The Company shall promptly provide to Parent such information concerning the Company and the Company Securityholders as is either required by the federal securities Laws or reasonably requested by Parent for inclusion in the Offer Documents. Promptly after the receipt by Parent from the Company of all such information, Parent shall prepare and file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock sufficient to obtain Parent Stockholder Approval at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholder Meeting”). Such proxy materials shall be in the form of a proxy statement (the “Proxy Statement”), which shall be included in a Registration Statement on Form S-4 (the “Form S-4”) filed by Parent with the SEC, pursuant to which the Parent Common Stock issuable in the Merger shall be registered. Parent shall promptly respond to any SEC comments on the Form S-4. The Proxy Statement, the Form S-4 and the documents included or referred to therein, together with any supplements, amendments or exhibits thereto, are referred to herein as the “Offer Documents”.

(b) Parent (i) shall permit the Company and its counsel to review and comment on the Proxy Statement and Form S-4 and any exhibits, amendments or supplements thereto (or other related documents) at a reasonable time prior to the filing except to the extent not legally permissible; (ii) shall consider any such comments reasonably and in good faith; and (iii) shall not file the Proxy Statement and Form S-4 or any exhibit, amendment or supplement thereto without giving reasonable and good faith consideration to the comments of the Company. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Proxy Statement and the Form S-4, and, in each case, shall consult reasonably and in good faith with the Company and its counsel concerning any such correspondence. Parent shall not file any response letters to any comments from the SEC without consulting reasonably and in good faith with the Company except to the extent not practicable or legally permissible. Parent will use its reasonable efforts to permit the Company’s counsel to participate in any calls, meetings or other communications with the SEC or its staff. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement or the Form S-4 or any amendment or supplement thereto has been filed with the SEC and the time when the Form S-4 is declared effective or any stop order relating to the Form S-4 is issued.

(c) As soon as practicable following the date on which the Form S-4 is declared effective by the SEC (the “S-4 Effective Date”), Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Parent Stockholder Meeting to be held on a date no later than forty-five (45) days after the S-4 Effective Date in accordance with its organizational documents and the laws of the State of Delaware and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other matters presented to the holders of Parent Common Stock for approval or adoption at the Parent Stockholder Meeting.

(d) Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the State of Delaware, the State of Nevada and Nasdaq, in the preparation, filing and distribution of the Form S-4 and the Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement and the calling and holding of the Parent Stockholder Meeting. Without limiting the foregoing, Parent shall ensure that each of the Form S-4, as of the S-4 Effective Date, and the Proxy Statement, as of the date on which it is first distributed to the holders of Parent Common Stock, and as of the date of the Parent Stockholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided, that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company (or any other information) that is furnished by the Company expressly for inclusion in the Proxy Statement). The Company represents and warrants that the information relating to the Company supplied by the Company expressly for inclusion in the Proxy Statement or the Form S-4, as applicable, will not as of the S-4 Effective Date and the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to the holders of Parent Common Stock or at the time of the Parent Stockholder Meeting does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, a change in the information relating to the Company or any other information furnished by Parent, Merger Sub or the Company for inclusion in the Proxy Statement, which would make the preceding sentence incorrect, should be discovered by Parent, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to Parent’s stockholders. In connection therewith, Parent, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(e) In accordance with Parent’s amended and restated certificate of incorporation and applicable securities laws, rules and regulations, including the DGCL and rules and regulations of Nasdaq, in the Proxy Statement, Parent shall seek from the holders of Parent Common Stock the approval of the following proposals: (i) the Parent Stockholder Approval; (ii) adoption and approval of the third amended and restated certificate of incorporation of Parent, in the form attached hereto as Exhibit K, including the change of the name of Parent to “Set Jet, Inc.” (the “Amended Parent Charter”); (iii) adoption and approval of the amended and restated bylaws of Parent in the form attached hereto as Exhibit L; (iv) approval of the members of the Board of Directors of Parent immediately after the Closing; (v) approval of the issuance of more than 20% of the issued and outstanding shares of Parent Common Stock to the Company Securityholders in connection with the Merger under applicable exchange listing rules; (vi) approval to adjourn the Parent Stockholder Meeting, if necessary; and (vii) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger as reasonably determined by the Company and the Parent (the proposals set forth in the forgoing clauses (i) through (vi), inclusive, and (vii) collectively, the “Parent Proposals”).

(f) Parent, with the assistance of the Company, shall use its reasonable best efforts to cause the Form S-4 and the Proxy Statement to “clear” comments from the SEC and the Form S-4 to become effective as promptly as reasonably practicable thereafter. As soon as practicable after the Proxy Statement is “cleared” by the SEC, Parent shall cause the Proxy Statement, together will all other Offer Documents, to be disseminated to holders of Parent Common Stock. The Offer Documents shall provide that, unless Parent is otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, the public stockholders of Parent with the opportunity to redeem all or a portion of their public shares of Parent Common Stock, up to that number of shares of Parent Common Stock that would permit Parent to maintain consolidated net tangible assets of at least $5,000,001 either immediately prior to or upon the consummation of the Merger, at a price per share equal to the pro rata share of the funds in the Trust Account, all in accordance with and as required by Parent’s amended and restated certificate of incorporation, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC. In accordance with Parent’s amended and restated certificate of incorporation, the proceeds held in the Trust Account will first be used for the redemption of the shares of Parent Common Stock held by Parent’s public stockholders who have elected to redeem such shares.

(g) Parent shall call and hold the Parent Stockholder Meeting as promptly as practicable after the S-4 Effective Date for the purpose of seeking the approval of each of the Parent Proposals, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall use reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger and this Agreement and the other Parent Proposals. Parent’s Board of Directors shall include the Parent Board Recommendation in the Proxy Statement and shall recommend that the holders of Parent Common Stock vote in favor of the Parent Proposals and neither Parent’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to the Company, the Parent Board Recommendation. If on the date for which the Parent Stockholder Meeting is scheduled (including any postponed or adjourned date), Parent has not received proxies representing a sufficient number of shares to obtain the Parent Stockholder Approval, whether or not a quorum is present, Parent shall make one or more successive postponements or adjournments of the Parent Stockholder Meeting, each such postponement or adjournment to be no more than ten (10) Business Days, and shall continue to use reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger and this Agreement and the other Parent Proposals; provided that, without the consent of the Company, Parent shall not postpone or adjourn the Parent Stockholder Meeting to a date later than the Outside Closing Date.

(h) The Company acknowledges that a substantial portion of the Proxy Statement/Form S-4 shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be requested by Parent for inclusion in or attachment to the Proxy Statement/Form S-4, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/Form S-4 or responses to comments from the SEC or its staff in connection therewith. In connection with the preparation and filing of the Form S-4 and any amendments thereto, the Company shall reasonably cooperate with the Parent and shall make their directors, officers and appropriate senior employees reasonably available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(i) Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, Parent may make any public filing with respect to the Merger to the extent required by applicable Law, provided that prior to making any filing that includes information regarding the Company, Parent shall provide a copy of the filing to the Company and permit the Company to make revisions to protect confidential or proprietary information of the Company.

(j) Immediately following the execution of this Agreement, the Parent shall file the appropriate documents necessary to change the Parent’s ticker symbol from “RCAC” to “STJT.”

6.6 Trust Account. Parent covenants that it shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including for the payment of (a) all amounts payable to public holders of shares of Parent Common Stock (the “Parent Redemption Amount”), (b) deferred underwriting commissions and the expenses of Parent and the Company to the third parties to which they are owed, and (c) the remaining monies in the Trust Account to Parent or the Surviving Corporation after the Closing.

6.7 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement. No later than one (1) Business Day after the date hereof, Parent, as the sole stockholder of Merger Sub, shall take all necessary action to adopt this Agreement and approve the Merger and consummation of the other transactions contemplated hereby and shall promptly thereafter provide written evidence of such action to the Company.

6.8 EIP. Prior to the Closing Date, Parent shall approve and, subject to the approval of Parent’s Common Stockholders as required under the Parent’s Certificate of Incorporation, adopt, a management incentive equity plan to be effective subject to, and from and after, the Closing in the form attached as Exhibit M.

6.9 Extension of Time to Consummate the Merger.

(a) Promptly following execution of this Agreement by the parties, Parent shall prepare (with the Company’s reasonable cooperation) and as soon as practicable, file with the SEC (with a target filing date of August 17, 2023), a mutually acceptable proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) to amend Parent’s governing documents, on terms and conditions agreed by the parties, to extend the period of time Parent is afforded under its organizational documents and the Prospectus to consummate a Business Combination for an additional amount of time as is reasonably determined by the Company and Parent, each in good faith, to be necessary or advisable such that the Closing will occur prior to the date at which the Parent must complete a Business Combination (the “Extension Proposal”). Parent shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Extension Proxy Statement, and any amendment or supplement thereto, and any responses to comments from the SEC or its staff or the provision of additional information in connection therewith, prior to filing or delivery of the same with or to the SEC. Parent shall consider the comments of the Company in good faith. Parent, with the assistance of the Company, will promptly respond to any SEC comments on the Extension Proxy Statement and will use all commercially reasonable efforts to cause the Extension Proxy Statement to be cleared by the SEC as promptly as practicable after such filing. Parent will advise the Company promptly after: (i) the time when the Extension Proxy Statement has been filed; (ii) in the event the Extension Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (iii) in the event the preliminary Extension Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (iv) the filing of any supplement or amendment to the Extension Proxy Statement; (v) any request by the SEC for amendment of the Extension Proxy Statement; (vi) any comments from the SEC relating to the Extension Proxy Statement and responses thereto (and shall provide the Company with a copy or, in the case of oral communications, summary of such comments); (vii) requests by the SEC for additional information (and shall provide the Company with a copy or, in the case of oral communications, summary of such request); and (viii) any other communication, whether written or oral, from the SEC (and shall provide the Company with a copy or, in the case of oral communications, summary of such communication).

(b) Parent shall use its reasonable efforts to cause the Extension Proxy Statement, when filed with the SEC, to comply in all material respects with the rules and regulations promulgated by the SEC, and to respond to any comments or other communications, whether written or oral, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement. Parent and the Company shall discuss in good faith and agree upon any action that Parent will undertake to obtain the shareholders of Parent’s approval for the Extension Proposal.

(c) Each party shall promptly correct any information provided by it for use in the Extension Proxy Statement if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws.

(d) Parent, acting through its board of directors, shall include in the Extension Proxy Statement the recommendation of its board of directors that the shareholders of Parent vote in favor of the Extension Proposal, and shall otherwise use reasonable best efforts to obtain approval thereof. Neither the Parent’s Board of Directors nor any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to the Company) or propose to withdraw (or modify in a manner adverse to the Company) the Parent Board Recommendation that the shareholders of Parent vote in favor of the adoption of the Extension Proposal.

(e) If the Extension Proposal is approved and Parent elects to pay or deposit an additional amount or amounts into the Trust Account (such amount, the “Extension Fee”), (i) Parent shall deliver an extension letter to the Trustee, notifying the Trustee of the approval of such Extension Proposal, signed on behalf of Parent by an executive officer of Parent, and (ii) Parent shall deliver the aggregate amount necessary by wire transfer of immediately available funds to the Trustee, for deposit in the Trust Account in accordance with the extension letter and the Trust Agreement. The Extension Fee, and all costs and expenses with respect thereto, shall be paid pursuant to Section 11.2(b).

Article VII
COVENANTS

7.1 Reporting; Compliance with Laws; No Insider Trading. During the Interim Period,

(a) The Company shall duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period.

(b) The Company shall duly observe and conform in all material respects to all applicable Law, including the Exchange Act, and Orders.

(c) The Company shall not, and it shall direct its Representatives to not, directly or indirectly, (i) purchase or sell (including entering into any hedge transaction with respect to) any Parent Common Stock, Parent Unit or Parent Warrant, except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act; (ii) use or disclose or permit any other Person to use or disclose any information that Parent or its Affiliates has made or makes available to the Company and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law; or (iii) disclose to any third party any non-public information about the Company, Parent, the Merger or the other transactions contemplated hereby or by any Additional Agreement.

(d) The Company shall duly file all notices or other filings required under all applicable securities Laws, including Section 25102(o) of the California Corporations Code, in respect of the Company Options and Company Restricted Stock Units.

7.2 Commercially Reasonable Efforts to Obtain Consents and Agreements. The Company shall use its commercially reasonable efforts to obtain and deliver to Parent, as promptly as practicable after the date hereof, each Company Consent contemplated by Schedule 4.8.

7.3 Company Stockholders Approval.

(a) Promptly following the S-4 Effective Date, the Company shall prepare a consent solicitation statement (in form and substance reasonably satisfactory to Parent) and solicit the Company Stockholder Approvals through a written consent (the “Company Stockholder Written Consent”). Within thirty (30) days after the S-4 Effective Date, the Company shall obtain and deliver to Parent a true, complete and correct copy of the Company Stockholder Written Consent evidencing that the Company Stockholder Approvals have been obtained (the “Company Stockholder Written Consent Deadline”).

(b) The Company’s Board of Directors shall recommend that the Company Stockholders vote in favor of this Agreement, the Additional Agreements to which the Company is or will be a party, the transactions contemplated hereby and thereby and other related matters, and neither the Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the recommendation of the Company’s Board of Directors.

7.4 Additional Financial Information. From the date hereof through the Closing Date, Company shall deliver to Parent the Company’s unaudited consolidated interim financial information reviewed by the Company’s auditor for each quarterly period no later than forty (40) calendar days following the end of each quarterly period and consolidated interim monthly information for each month thereafter shall be delivered to Parent no later than fifteen (15) days following the end of each month (the “Required Financial Statements”). All of the financial statements to be delivered pursuant to this Section 7.4, shall be prepared under U.S. GAAP in accordance with requirements of the Public Company Accounting Oversight Board for public companies. The Required Financial Statements shall be accompanied by a certificate of the Chief Executive Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments. The Company will promptly provide additional Company financial information (including information required to prepare a Management Discussion and Analysis) reasonably requested by Parent for inclusion in the Proxy Statement/Form S-4 and any other filings to be made by Parent with the SEC.

7.5 280G Approval. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), the Company will: (a) no later than ten (10) days prior to the Closing Date, use commercially reasonable efforts to solicit and obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than three (3) days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a) above, submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than four (4) days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Parent for its reasonable review and comment, and the Company shall consider in good faith any changes reasonably requested by Parent. No later than seven (7) days prior to soliciting the waivers, the Company shall provide Parent with the calculations and related documentation to determine whether and to what extent the vote described in this Section 7.5 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

7.6 Amended Parent Charter. Prior to the Effective Time, subject to the Parent Stockholder Approval, Parent shall amend and restate its certificate of incorporation to be in the form of the Amended Parent Charter by filing the Amended Parent Charter with the Delaware Secretary of State.

7.7 Subscription Agreements. Without the prior written consent of the Company, Parent shall not cause the Subscription Agreements to be (a) amended or modified in a manner that would be reasonably likely to be materially adverse to Parent and the Company, (b) withdrawn or (c) terminated.

7.8 Retirement of Parent Shares. Certain initial shareholders of Parent Class B Common Stock shall forfeit, and Parent shall retire, an aggregate of 100,000 shares of Parent Common Stock on, prior to or promptly after the Closing Date.

7.9 Additional Agreements.

(a) Within fifteen (15) days after the date of this Agreement, the Company shall use commercially reasonable efforts to obtain and deliver to Parent duly and irrevocably executed Lock-Up Agreements, Company Support Agreements, and Voting Agreements from, in each case, executive officers, directors, affiliates, founders and their family members, and holders of 5% or more of the voting equity securities of the Company that the Company has not already delivered to Parent on or prior to the date of this Agreement (the “Insider Additional Agreements”).

(b) No later than thirty (30) days after the S-4 Effective Date, the Company shall use commercially reasonable efforts to obtain and deliver to Parent Lock-Up Agreements from the holders of an aggregate number of shares of the issued and outstanding common stock of the Company that, when added to the number of shares of the issued and outstanding common stock of the Company held by Persons duly and irrevocably executing and delivering to Parent such respective agreements on or prior to the date hereof or delivered pursuant to Section 7.9(a), equals at least fifty percent (50%) of all of the issued and outstanding common stock of the Company.

(c) On or prior to the Closing Date, the Company shall deliver to Parent each Additional Agreement (other than the Insider Additional Agreements which are to be provided pursuant to Section 7.9(a) above or the Lock-Up Agreements which are to be provided pursuant to Section 7.9(b)), and including each Additional Agreement which do not, by its terms, become effective until the Effective Time) to which the Company, a Company Securityholder, or any other Person (other than Parent or Sponsor), as applicable, is a party, duly executed by the Company, such Company Securityholder(s), or such other Person(s), as applicable.

(d) Within fifteen (15) days after the date of this Agreement, the Parent shall use commercially reasonable efforts to obtain and deliver to the Company duly and irrevocably executed Parent Support Agreements and Voting Agreements from, in each case, from the holders of an aggregate number of shares of the issued and outstanding Parent Common Stock in an amount set forth on Schedule 9.3(n) that Parent has not already delivered to the Company on or prior to the date of this Agreement.

7.10 Pre-PIPE and PIPE Agreements.

(a) The Company shall comply in all material respects with its obligations under the Pre-PIPE Convertible Note.

(b) Parent shall comply in all material respects with the provisions of the Subscription Agreement set forth on Schedule 9.3(l) with respect to the issuance of warrants and granting of registration rights.

Article VIII
COVENANTS OF ALL PARTIES HERETO

8.1 Commercially Reasonable Efforts; Further Assurances; Governmental Consents.

(a) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the Effective Time; (ii) avoid an Action by any Authority, (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement and (iv) otherwise cause the timely satisfaction of the conditions to consummate the transactions contemplated by this Agreement stated in Article IX to the extent such conditions are based upon or contemplate an action or delivery by such party. The parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b) Subject to applicable Law, each of the Company and Parent agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) During the Interim Period, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Action (including derivative claims) relating to this Agreement, any of the Additional Agreements or any matters relating thereto commenced against Parent, any of the Parent Parties or any of its or their respective Representatives in their capacity as a representative of a Parent Party or against the Company (collectively, the “Transaction Litigation”). The Parent shall control the negotiation, defense and settlement of any such Transaction Litigation brought against the Parent, the Merger Sub or members of the boards of directors of the Parent or Merger Sub and the Company shall control the negotiation, defense and settlement of any such Transaction Litigation brought against the Company or its board of directors; provided, however, that in no event shall the Company or the Parent settle, compromise or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed); provided, that it shall be deemed to be reasonable for Parent (if the Company is controlling the Transaction Litigation) or the Company (if the Parent is controlling the Transaction Litigation) to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of each Parent Party (if the Company is controlling the Transaction Litigation) or the Company and its Subsidiaries and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation, (B) provides for any non-monetary, injunctive, equitable or similar relief against any Parent Party (if the Company is controlling the Transaction Litigation) or the Company and its Subsidiaries and related parties (if the Parent is controlling the Transaction Litigation) or (C) contains an admission of wrongdoing or Liability by a Parent Party (if the Company is controlling the Transaction Litigation) or the Company and its Subsidiaries and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation. Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other.

8.2 Confidential Nature of Information. Except as necessary to complete the SEC Statement, the other Offer Documents or any Other Filings, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall comply with the Confidentiality Agreement.

8.3 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company or its Subsidiaries or the Parent Parties and Persons who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or its Subsidiaries or the Parent Parties, as provided in their respective organizational documents or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of 6 years after the Effective Time, Parent shall cause the organizational documents of Parent and the Surviving Corporation and their respective Subsidiaries to contain provisions with respect to exculpation and indemnification of and advancement of expenses that are no less favorable to the Persons entitled to the benefit thereof than are set forth as of July 17, 2023, in the organizational documents of, with respect to Parent, Parent, and with respect to the Surviving Corporation and its Subsidiaries, the Company and its Subsidiaries, as applicable, to the extent permitted by applicable Law.

(b) Prior to the Closing, Parent and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for Parent and the Company that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Parent and its Subsidiaries (including the Surviving Corporation after the Effective Time) at and after the Closing on terms determined by Parent in its discretion (which shall be no less favorable to the Persons insured thereunder than those contained in the current policies of directors’ and officers’ liability insurance maintained by Parent).

(c) At or prior to the Effective Time, the Company shall obtain and fully pay the premium for a six-year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, on commercially reasonable and customary terms and conditions providing for coverage retentions, limits and other material terms (other than premiums payable) not less favorable to the Persons insured thereunder than such terms and conditions of the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

(d) At or prior to the Effective Time, Parent shall obtain (i) a six-year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of Parent’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, and/or (ii) such other or additional directors’ and officers’ liability insurance with respect to the directors and officers of Parent as of date hereof, in each case, on commercially reasonable and customary terms and conditions providing for coverage, retentions, limits and other material terms not less favorable to the Persons insured thereunder than such terms and conditions of the current policies of directors’ and officers’ liability insurance maintained by Parent and satisfactory to Parent’s directors and officers as of the date hereof, and in each case covering without limitation the transactions contemplated hereby.

(e) The provisions of this Section 8.3 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or Parent for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

8.4 Parent Public Filings; Nasdaq. During the Interim Period, Parent will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Parent Units and the Parent Warrants on Nasdaq. During the Interim Period, Parent shall use its reasonable best efforts to cause (a) Parent’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of Nasdaq to be satisfied; and (c) the Parent Common Stock, including the Merger Consideration Shares and the Parent Warrants to be approved for listing on Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time.

8.5 Certain Tax Matters.

(a) Each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a tax-deferred “reorganization” within the meaning of Section 368(a) of the Code. Neither Parent nor the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company shall report, except to the extent otherwise required by a change in Law, for U.S. federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code unless otherwise required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) If, in connection with the preparation and filing of the Proxy Statement / Form S-4, the SEC requires that tax opinions be prepared and submitted in such connection, Parent and the Company shall deliver to Loeb & Loeb LLP and Snell & Wilmer L.L.P., respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Proxy Statement / Form S-4 is declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Proxy Statement / Form S-4, and, if required, Snell & Wilmer L.L.P. shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the Merger.

(c) Each of the parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of relevant Tax Returns, and any Tax proceeding, audit or examination. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding, audit or examination, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Article IX
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (where permissible) by Parent and the Company of all the following conditions:

(a) No Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect that makes the transactions contemplated by this Agreement illegal or otherwise prohibits consummation of such transactions.

(b) each consent, approval or authorization of any Authority required of Parent, the Company or any of their respective Subsidiaries to consummate the Merger set out on Schedule 9.1(b) shall have been obtained and shall be in full force and effect.

(c) There shall not be any Action commenced or asserted in writing (and not orally) by any Authority to enjoin or otherwise materially restrict the consummation of the Closing.

(d) Parent (i) after giving effect to any redemption of shares of Parent Common Stock in connection with the transactions contemplated by this Agreement shall have net tangible assets of at least $5,000,001 upon consummation of the Merger or (ii) shall be otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933.

(e) The Company Stockholder Approvals shall have been obtained.

(f) Each of the Parent Proposals shall have been approved at the Parent Stockholder Meeting or at any adjournment or postponement thereof.

(g) Parent’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Parent shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and Parent shall not have received any notice of non-compliance therewith, and the Merger Consideration Shares shall have been approved for listing on Nasdaq.

(h) The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC that remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC and not withdrawn.

9.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction, or the waiver in Parent’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed or complied with, in all material respects, all of its covenants, agreements and obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company at or prior to the Closing Date.

(b) The representations and warranties of the Company contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Company Fundamental Representations, shall be true and correct as of July 17, 2023, and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), other than as has not had, or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect in respect of the Company.

(c) The Company Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of July 17, 2023, and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d) Since July 17, 2023, there shall not have occurred any Effect in respect of the Company, that individually, or together with any other Effect, has had or would reasonably be expected to have a Material Adverse Effect in respect of the Company.

(e) Parent shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company, in such Person’s capacity as an officer of the Company and not in such Person’s individual capacity, certifying the accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.2.

(f) Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company attaching true, correct and complete copies of (i) the Company Articles of Incorporation, certified as of a recent date by the Secretary of State of the State of Nevada; (ii) the Company’s Bylaws; (iii) copies of resolutions duly adopted by the Board of Directors of the Company authorizing this Agreement, the Additional Agreements to which the Company is a party and the transactions contemplated hereby and thereby and the Company Stockholder Written Consent; and (iv) a certificate of good standing of the Company, certified as of a recent date by the Secretary of State of the State of Nevada.

(g) Each of the Company, the Company Securityholders and each other Person (other than Parent and the Sponsor), as applicable, shall have duly and irrevocably executed and delivered to Parent a copy of each Additional Agreement to which the Company, such Company Securityholders, or such other Person as applicable, is a party, including the Company Support Agreements, Lock-Up Agreements and the Voting Agreements to which such Persons are a Party.

(h) The Company shall have delivered to Parent a duly executed certificate conforming to the requirements of Treasury Regulations Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) and a notice to be delivered to the United States Internal Revenue Service as required under Treasury Regulations Section 1.897-2(h)(2), each dated no more than thirty (30) days prior to the Closing Date and in form and substance reasonable acceptable to Parent.

(i) Not more than five percent (5%) of the issued and outstanding shares of Company Common Stock shall constitute Dissenting Shares.

(j) The Company shall have obtained and delivered to Parent each Company Consent set forth on Schedule 4.8.

(k) The Company shall have delivered to Parent a resignation from the Company of each director of the Company listed in Schedule 9.2(k), effective as of the Closing Date.

(l) The Company shall have timely delivered to Parent, in accordance with Section 7.4, the financial statements required to be included in the Parent SEC Documents.

(m) The cumulative Debt for Borrowed Money of the Company shall be less than or equal to $14,970,000.

(n) The Company shall have obtained and delivered to Parent the written approval of the Merger by the holders of a majority of the issued and outstanding common stock of the Company not held by directors or officers of the Company.

(o) The Company shall have obtained and delivered to Parent duly and irrevocably executed Lock-Up Agreements, Company Support Agreements, and Voting Agreements from, in each case, executive officers, directors, affiliates, founders and their family members, and holders of 5% or more of the voting equity securities of the Company.

(p) The Company shall have obtained and delivered to Parent duly and irrevocably executed Lock-Up Agreements from holders of at least fifty percent (50%) of all of the issued and outstanding common stock of the Company.

(q) The Company shall have complied in all material respects with its obligations under the Pre-PIPE Convertible Note.

9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction, or the waiver in the Company’s sole and absolute discretion, of all of the following further conditions:

(a) Parent and Merger Sub shall each have duly performed or complied with, in all material respects, all of its respective covenants, agreements and obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent or Merger Sub, as applicable, at or prior to the Closing Date.

(b) The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Parent Fundamental Representations, shall be true and correct as of the date of this Agreement (with respect to Section 5.18) or July 17, 2023, and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), other than as has not had, or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect in respect of the Parent Parties.

(c) The Parent Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of July 17, 2023, and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d) Since July 17, 2023, there shall not have occurred any Effect in respect of Parent that individually, or together with any other Effect, has had or would reasonably be expected to have a Material Adverse Effect in respect of Parent.

(e) The Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Parent, certifying the accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.3.

(f) The Amended Parent Charter, in the form attached hereto as Exhibit K, shall have been filed with, and declared effective by, the Delaware Secretary of State.

(g) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Parent attaching true, correct and complete copies of (i) the amended and restated certificate of incorporation of Parent, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) bylaws of Parent, (iii) copies of resolutions duly adopted by the Board of Directors of Parent authorizing this Agreement, the Additional Agreements to which Parent is a party and the transactions contemplated hereby and thereby and the Parent Proposals; and (iv) a certificate of good standing of Parent, certified as of a recent date by the Secretary of State of the State of Delaware.

(h) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Merger Sub attaching true, correct and complete copies of (i) copies of resolutions duly adopted by the Board of Directors and sole stockholder of Merger Sub authorizing this Agreement, the Additional Agreements to which Merger Sub is a party and the transactions contemplated hereby and thereby and (ii) a certificate of good standing of Merger Sub, certified as of a recent date by the Secretary of State of the State of Delaware.

(i) Each of Parent, Sponsor or other stockholder of Parent, as applicable, shall have executed and delivered to the Company a copy of each Additional Agreement to which Parent, Sponsor or such other stockholder of Parent, as applicable, is a party.

(j) The size and composition of the post-Closing Parent Board of Directors shall have been constituted in accordance with Section 2.8.

(k) The directors and officers of Parent whose names are set forth on Schedule 9.3(k) shall have executed written resignations effective as of the Effective Time.

(l) Parent shall have complied in all material respects with the provisions of the Subscription Agreement set forth on Schedule 9.3(l) with respect to the issuance of warrants and granting of registration rights.

(m) The Subscriber under the Subscription Agreement set forth on Schedule 9.3(l) shall have complied in all material respects with its subscription obligation pursuant to the terms thereof.

(n) The Parent shall have obtained and delivered to the Company duly and irrevocably executed Parent Support Agreements and Voting Agreements from, in each case, the holders of an aggregate number of shares of the issued and outstanding Parent Common Stock in an amount set forth on Schedule 9.3(n).

Article X
TERMINATION

10.1 Termination Without Default.

(a) In the event that the Closing of the transactions contemplated hereunder has not occurred by December 21, 2023 (the “Outside Closing Date”), then Parent and the Company shall each have the right, in its sole discretion, to terminate this Agreement; provided that the material breach of any representation, warranty, covenant or obligation under this Agreement by the party (i.e., Parent or the Merger Sub, on one hand, or the Company, on the other hand) seeking to terminate this Agreement pursuant to this Section 10.1(a) was not the cause of, or did not result in, the failure of the Closing to occur on or before the Outside Closing Date. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date but not after the Closing has occurred.

(b) In the event an Authority shall have issued an Order, enacted a Law or commenced or asserted in writing (and not orally) an Action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or the Closing, or materially restricting the consummation of the Merger or the Closing, which Order, Law or Action is final and non-appealable, Parent or the Company shall each have the right, in its sole discretion, to terminate this Agreement without liability to the other party.

(c) Parent and the Company shall each have the right, in its sole discretion, to terminate this Agreement if, at the Parent Stockholder Meeting (including any postponements or adjournments thereof), the Parent Proposals shall fail to be approved by the affirmative vote of Parent stockholders required under Parent’s organizational documents and applicable Law.

(d) This Agreement may be terminated at any time by mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors.

10.2 Termination Upon Default.

(a) Parent may terminate this Agreement by giving notice to the Company, without prejudice to any rights or obligations Parent or Merger Sub may have: (i) at any time prior to the Closing Date if (w) (1) the Company shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered unsatisfied or would reasonably be expected to render unsatisfied any of the conditions set forth in Sections 9.2(a), 9.2(b), 9.2(c), 9.2(g), 9.2(j), 9.2(l), 9.2(m) or 9.2(p); and (2) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and five (5) days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach and, at the option of Parent, reasonably documented Parent Transactions Expenses with respect thereto; (x) at any time after the Company Stockholder Written Consent Deadline if the Company has not previously received the Company Stockholder Approval (provided, that upon the Company receiving the Company Stockholder Approval, Parent shall no longer have any right to terminate this Agreement under this clause (x)); or (y) the Company shall have taken or omitted to take any action the taking or omission of which is the cause of the occurrence on or after the date hereof of a Material Adverse Effect with respect to the Company; provided, however that no Parent Party is then in breach of this Agreement so as to prevent the conditions to Closing set forth in Section 9.3(a), Section 9.3(b) or Section 9.3(c) from being satisfied.

(b) The Company may terminate this Agreement by giving notice to Parent, without prejudice to any rights or obligations the Company may have, if: (i) Parent shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date, which has rendered unsatisfied or would reasonably be expected to render unsatisfied any of the conditions set forth in Section 9.3(a), Section 9.3(b) or Section 9.3(c); and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and five (5) days following receipt by Parent of a written notice from the Company describing in reasonable detail the nature of such breach; provided, however that Company is not then in breach of this Agreement so as to prevent the conditions to Closing set forth in Sections 9.2(a), 9.2(b), 9.2(c), 9.2(g), 9.2(j), 9.2(l), 9.2(m) or 9.2(p), from being satisfied.

10.3 Effect of Termination. If this Agreement is terminated pursuant to this Article X, this Agreement shall become void and of no further force or effect without liability of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other parties hereto; provided that, nothing herein shall relieve any party hereto from liability for such party’s willful breach of its covenants and agreements hereunder or its fraud or willful misconduct prior to the termination of this Agreement. The provisions of Section 8.2, this Section 10.3, and Article XI shall survive any termination hereof pursuant to this Article X.

Article XI
MISCELLANEOUS

11.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or nationally recognized overnight courier service, by 5:00 PM Eastern Time on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM Eastern Time, on the first Business Day after such delivery; (b) if by electronic mail or facsimile, on the date of transmission with affirmative confirmation of receipt; or (c) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Corporation or Parent), to:

Set Jet, Inc.
15011 North 75th Street
Scottsdale, Arizona 85260
Attn: Thomas P. Smith, CEO
E-mail: tom@setjet.com

with a copy (which shall not constitute notice) to:

Snell & Wilmer LLP
One East Washington Street
Suite 2700
Phoenix, Arizona 85004
Attn: Dan Mahoney
E-mail: dmahoney@swlaw.com

and

Snell & Wilmer LLP
350 S Grand Avenue
Suite 3100
Los Angeles, CA 90071
Attn: Joshua Schneiderman
E-mail: jschneiderman@swlaw.com

if to Parent or Merger Sub (prior to the Closing):

Revelstone Capital Acquisition Corp.
14350 Myford Road
Irvine, CA 92606
Attn: Morgan Calagy
E-mail: morgan@revelstonecap.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention: Mitchell S. Nussbaum
Fax: 212.504.3013
E-mail: mnussbaum@loeb.com

11.2 Fees and Expenses.

(a) Except as otherwise expressly set forth herein, the following shall be paid jointly and severally by Parent and the Surviving Corporation upon the Closing: the Company Finders’ Fees, the Parent Transaction Expenses and the Company Transaction Expenses. If the Closing does not take place, each party shall be responsible for its own expenses (including the Company bearing the Company Finders Fees and the Company Transaction Expenses and the Parent bearing the Parent Transaction Expenses).

(b) Notwithstanding the foregoing, if Parent determines, in its sole and absolute discretion, that it is necessary or appropriate, in order to consummate the transactions contemplated by this Agreement, to extend the deadline under its organizational or constituent documents for completing an initial business combination beyond June 21, 2023, which would require the approval of the stockholders of Parent, the Company shall, promptly (but in any event within three (3) Business Days) following Parent’s written request therefor, pay Parent, in the manner and as directed by Parent, for one hundred percent (100%) of all costs and expenses in connection therewith for the period from and after July 17, 2023, through and including December 31, 2023, including the Extension Fee or any other extension payments to the Trust Account in accordance with the payment terms for any such extension as set forth in the proxy materials.

11.3 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything to the contrary contained herein, no party shall seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

11.4 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

11.5 Publicity. Except as required by Law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the parties agree that neither they nor their Representatives shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by Law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance.

11.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void.

11.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

11.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

11.9 Entire Agreement. This Agreement, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. Notwithstanding the foregoing, the Confidentiality Agreement is not superseded by this Agreement or merged herein and shall continue in accordance with its terms, including in the event of any termination of this Agreement.

11.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

11.11 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

11.12 Third Party Beneficiaries. Except as provided in Section 8.3 and Section 11.17, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

11.13 Waiver. Reference is made to the Prospectus. The Company has read the Prospectus and understands that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company, for itself and on behalf of the Company Securityholders, hereby agrees that it does not now and shall not at any time hereafter prior to the Closing have any right, title, interest or claim of any kind whatsoever in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent or otherwise in connection with this Agreement and hereby agrees that it will not seek recourse against the Trust Account for any reason whatsoever.

11.14 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

11.15 Submission to Jurisdiction. Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware does not have jurisdiction, a federal court sitting in Wilmington, Delaware) (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 11.15 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 11.1 shall be effective service of process for any such Action.

11.16 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

11.17 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 11.17) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 11.17 is intended, nor shall it be deemed or construed, to limit or excuse any Person from liability for fraud or willful misconduct.

11.18 Securityholder Representative.

(a) By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal, each Company Securityholder shall have irrevocably authorized and appointed Securityholder Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person for all purposes in connection with this Agreement, the Additional Agreements and the agreements ancillary hereto and thereto. The Securityholder Representative shall act as the representative of the Company Securityholders in respect of all matters arising under this Agreement, the Additional Agreements and the agreements ancillary hereto and thereto, and shall be authorized to act, or refrain from acting, with respect to any actions to be taken by or on behalf of the Company Securityholders or the Securityholder Representative, including to enforce any rights granted to the Company Securityholders hereunder and thereunder, in each case as the Securityholder Representative believes is necessary or appropriate under this Agreement, the Additional Agreements and/or the agreements ancillary hereto and thereto, for and on behalf of the Company Securityholders. The Company Securityholders shall be bound by all such actions taken by the Securityholder Representative and the Company Securityholders shall not be permitted to take any such actions.

(b) The Securityholder Representative is serving as the Securityholder Representative solely for purposes of administrative convenience, and is not personally liable for any of the obligations of the Company, any of its Subsidiaries or the Company Securityholders hereunder, and Parent (on behalf of itself and its Affiliates) agrees that it will not look to the Securityholder Representative or the underlying assets of the Securityholder Representative for the satisfaction of any obligations of the Company, any of its Subsidiaries or the Company Securityholders. The Securityholder Representative shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, in connection with the performance by the Securityholder Representative of the Securityholder Representative’s duties or the exercise by the Securityholder Representative of the Securityholder Representative’s rights and remedies under this Agreement, any Additional Agreement or any agreement ancillary hereto or thereto, except in the case of its intentional fraud or willful misconduct. No bond shall be required of the Securityholder Representative. The Securityholder Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Securityholder Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any Additional Agreement or any agreement ancillary hereto or thereto. Without limiting the generality of the foregoing, the Securityholder Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and the Additional Agreements or any agreement ancillary hereto or thereto, and to consent to any amendment hereof or thereof on behalf of the Company Securityholders and their respective successors.

(c) Each Company Securityholder, jointly and severally, agrees to indemnify and hold harmless the Securityholder Representative against all fees and expenses (including legal fees and expenses) and other amounts payable or incurred by the Securityholder Representative in connection with the performance of any of its duties under this Agreement or the Additional Agreements, including any such fees, expenses, or other amounts that may be incurred by the Securityholder Representative in connection with any Action to which the Securityholder Representative is made a party by reason of the fact it is or was acting as the Securityholder Representative pursuant to the terms of this Agreement or the Additional Agreements. Notwithstanding the foregoing in this clause (c), in no event will the indemnity contemplated in this clause (c) be paid by the Company Securityholders to the Securityholder Representative in the form of Earnout Shares released pursuant to the Earnout Escrow Agreement.

(d) Parent shall be entitled to rely on all statements, representations, decisions of, and actions taken or omitted to be taken by, the Securityholder Representative as being the statements, representations, decisions of, and actions of Company Securityholders with respect to the matters relating to this Agreement or any Additional Agreement or any agreement ancillary hereto or thereto. Parent shall be entitled to deal solely with the Securityholder Representative (and shall not be required to deal with any Company Securityholder, in his, her or its capacity as such) with respect to the matters relating to this Agreement or any Additional Agreement or any agreement ancillary hereto or thereto.

(e) The Securityholder Representative may resign at any time by giving twenty (20) days’ notice to Parent and the Company Securityholders; provided, however, in the event of the resignation or removal of the Securityholder Representative, a new Securityholder Representative (who shall be reasonably acceptable to Parent) shall be appointed by the vote or written consent of a majority of the shares of Company Common Stock then held by the Company Securityholders as of immediately prior to the Effective Time; provided, further, that if any such vacancy is not so filled within thirty (30) days following the occurrence of such vacancy, the Parent Representative shall be entitled to appoint a successor Securityholder Representative, and the provisions of this Section 11.18 shall apply in all respects to such successor Securityholder Representative

(f) The appointment of the Securityholder Representative is coupled with an interest and shall be irrevocable by Company Securityholders in any manner or for any reason. This authority granted to the Securityholder Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. Thomas P. Smith hereby accepts his appointment as the initial Securityholder Representative. Any decision, act, consent or instruction taken by the Securityholder Representative in accordance with this Section 11.18 on behalf of Company Securityholders (each, an “Securityholder Representative Authorized”) shall be final, binding and conclusive on Company Securityholders as fully as if such Persons had taken such Securityholder Representative Authorized Action. Each Company Securityholder agrees that the Securityholder Representative, as the Securityholder Representative, shall have no liability to a Company Securityholder for any Security Representative Authorized Action.

11.19 Amendment and Restatement. The Original Agreement is hereby amended and restated in its entirety with this Agreement.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

REVELSTONE CAPITAL ACQUISITION CORP.

By:	/s/ Morgan Callagy
Name:	Morgan Callagy
Title:	Co-Chief Executive Officer

By:	/s/ Daniel Neukomm
Name:	Daniel Neukomm
Title:	Co-Chief Executive Officer

Merger Sub:

REVELSTONE CAPITAL MERGER SUB, INC.

By:	/s/ Morgan Callagy
Name:	Morgan Callagy
Title:	President

Company:

SET JET, INC.

By:	/s/ Thomas P. Smith
Name:	Thomas P. Smith
Title:	Chief Executive Officer

SECURITYHOLDER REPRESENTATIVE:

/s/ Thomas P. Smith
THOMAS P. SMITH

[Signature Page to Amended and Restated Merger Agreement]